Exhibit 10.3
SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION AND EXIT
CREDIT AND GUARANTY AGREEMENT
dated as of October 21, 2010
among
TRONOX INCORPORATED,
TRONOX WORLDWIDE LLC,
CERTAIN SUBSIDIARIES OF TRONOX WORLDWIDE LLC,
as Guarantors,
VARIOUS LENDERS,
GOLDMAN SACHS LENDING PARTNERS LLC,
as Sole Lead Arranger and Sole Bookrunner,
GOLDMAN SACHS LENDING PARTNERS LLC,
as Syndication Agent,
and
GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and Collateral Agent

$425,000,000 Senior Secured Super-Priority
Debtor-In-Possession and Exit Credit Facilities

v

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Environmental Claimants
	1.1(b)	Non-Core Real Estate Assets
	1.1(c)	Products
	1.1(d)	Limitations on Eligible Assignees
	3.5(i)	Certain Consents
	3.5(v)	Mortgaged Property
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.12	Real Estate Assets
	4.13	Environmental Matters
	4.15	Material Contracts
	4.20	Certain Fees
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I	Mortgage
	J	Landlord Waiver and Consent Agreement
	K	Intercompany Note
	L	Plan Support Agreement
	M	Approved Budget
	N	Interim Order
	O	Initial Cash Flow Forecast
	P	Variance Report
	Q	Cash Management Order
	R	Settlement Account Escrow Agreement
	S	Working Capital Account Escrow Agreement
	T	Joinder Agreement
	U	Form of Replacement Revolving Intercreditor Agreement
	V	Replacement Revolving Intercreditor Term Sheet

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION AND EXIT
CREDIT AND GUARANTY AGREEMENT
          This SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION AND EXIT CREDIT AND GUARANTY AGREEMENT, dated as of October 21, 2010 is entered into by and among TRONOX WORLDWIDE LLC, a Delaware limited liability company (or such entity that becomes Borrower hereunder pursuant to Section 3.6 herein, as applicable, the “Borrower”), TRONOX INCORPORATED, a Delaware corporation (“Holdings”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC (“GS Lending Partners”), as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”), GS LENDING PARTNERS, as Syndication Agent (in such capacity, “Syndication Agent”), GS LENDING PARTNERS, as Administrative Agent (together with its permitted successor in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”).
RECITALS:
          WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
          WHEREAS, on January 12, 2009 (the “Petition Date”), Borrower, certain of Borrower’s existing Domestic Subsidiaries and Tronox Luxembourg S.ar.l., a Subsidiary of Borrower organized under the laws of Luxembourg (“Tronox Luxembourg”) commenced Chapter 11 Cases, which were administratively consolidated as Chapter 11 Case No. 09-10156 (each, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Borrower, its Domestic Subsidiaries and Tronox Luxembourg continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;
          WHEREAS, after the filing of the Chapter 11 Cases, Borrower obtained a senior secured super-priority debtor-in-possession and exit credit facility in an aggregate amount of $425,000,000 pursuant to a Senior Secured Super-Priority Debtor-In-Possession and Exit Credit and Guaranty Agreement, dated as of December 24, 2009, as amended by the First Amendment to Credit Agreement, dated as of June 24, 2010 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing DIP Credit Agreement”), among Borrower, Holdings, the lenders party thereto from time to time, and GS Lending Partners, as administrative agent and collateral agent thereunder;
          WHEREAS, Lenders have agreed to provide a senior secured super-priority term loan facility to Borrower that is convertible on the Exit Facility Conversion Date to a secured exit facility upon the satisfaction (or waiver) of certain conditions, consisting of $425,000,000 aggregate principal amount of Term Loans;
          WHEREAS, the proceeds of the Term Loans will be used to repay the Existing Indebtedness of the Credit Parties in full;
          WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, First Priority Liens on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries and 65% of all the Equity Interests of each of its first tier Foreign Subsidiaries, subject to the terms of the Interim Order and

Final Order;
          WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries (including Borrower) and 65% of all the Equity Interests of each of their respective first tier Foreign Subsidiaries, subject to the terms of the Interim Order and Final Order; and
          WHEREAS, the Lenders have agreed (a) to grant an option to Borrower to cause the DIP Facility to be converted to the Exit Facility on the effective date of the Plan of Reorganization and (b) to permit the Borrower to obtain additional Term Loans on the Exit Facility Conversion Date, in each case subject to certain terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
          SECTION 1. DEFINITIONS AND INTERPRETATION
          1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “ABL Collateral” means all now owned or hereafter acquired:
          (i) “accounts” and “payment intangibles,” other than “payment intangibles” (in each case, as defined in Article 9 of the UCC) which constitute identifiable proceeds of Collateral which is not ABL Collateral;
          (ii) “deposit accounts” (as defined in Article 9 of the UCC), “securities accounts” (as defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (as defined in Article 8 of the UCC) contained therein (including all cash, marketable securities and other funds held in or on deposit in either of the foregoing), “instruments” (as defined in Article 9 of the UCC), including intercompany notes of Subsidiaries, and “chattel paper” (as defined in Article 9 of the UCC);
          (iii) general intangibles pertaining to the other items of property included within clauses (i), (ii), (iv) and (v) of this definition of ABL Collateral, including, without limitation, all contingent rights with respect to warranties on accounts which are not yet “payment intangibles” (as defined in Article 9 of the UCC);
          (iv) “records” (as defined in Article 9 of the UCC), “supporting obligations” (as defined in Article 9 of the UCC) and related “letters of credit” (as defined in Article 5 of the UCC), commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to any of the foregoing and clause (v) below;
          (v) all “inventory” (as defined in Article 9 of the UCC), including inventory, merchandise, goods and other personal property that are held for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software; and

          (vi) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing;
provided that for the avoidance of doubt, the ABL Collateral shall not include the Settlement Escrow Account, the Working Capital Escrow Account, the Reinvestment Accounts or any Intellectual Property (other than a royalty free license to use any and all Intellectual Property as necessary to collect all “accounts” or sell “inventory” or other amounts owing with respect to ABL Collateral at any time in connection with enforcement).
          “Acceptable Sale Transaction” as defined in Section 5.20.
          “Accession and Novation Agreement” as defined in Section 3.6(a).
          “Ad Hoc Committee” means the ad hoc committee of unsecured holders of Senior Notes.
          “Additional Facility Credit Documents” means, collectively, the Replacement Facility Credit Documents and the Alternative Facility Credit Documents.
          “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GS Lending Partners or an Affiliate thereof for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 2.0% per annum.
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
          “Affected Lender” as defined in Section 2.15(b).
          “Affected Loans” as defined in Section 2.15(b).
          “Affiliate” means (i) as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person and (ii) solely with respect to the “Eligible Assignee” definition, any Person that directly or indirectly owns more than 15% of the aggregate principal amount of the Senior Notes. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more (or solely with respect to the “Eligible Assignee” definition, 15% or more) of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
          “Affiliated Lender” means (i) any Lender, together with its Affiliates, that possesses, directly or indirectly, the power (a) to vote 15% or more of the Securities having ordinary voting power for the election of directors of Holdings or (b) to direct or cause the direction of the management and policies of Holdings, whether through the ownership of voting securities or by contract or otherwise; and (ii) any Lender, together with its Affiliates, that directly or indirectly owns more than 15% of the aggregate principal amount of the Senior Notes, it being understood that so long as such Person is an Affiliated Lender it shall have no right (A) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (B) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (C) otherwise vote on any matter related to this Agreement or any other Credit Document, (D) attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (E) make or bring any claim, in its capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, but no amendment, modification or waiver shall deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder.
          “Agent” means each of (a) Administrative Agent, (b) Syndication Agent, (c) Collateral Agent, (d) each Arranger and (e) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.
          “Agent Affiliates” as defined in Section 10.1(b).
          “Aggregate Amounts Due” as defined in Section 2.14.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this Credit and Guaranty Agreement, dated as of October 21, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Alternative Facility” means any revolving credit facility, working capital facility, Permitted Securitization or accounts receivable facility (including letters of credit and reimbursement obligations with respect thereto and Interest Rate Agreements and/or Currency Agreements secured thereunder) incurred by any Foreign Subsidiary (or Securitization Subsidiary) of Borrower and secured by Alternative Facility Liens that are permitted to be incurred hereunder; provided, that (i) on or before the date on which such Indebtedness is incurred by any Foreign Subsidiary, such Indebtedness is designated by Borrower, in a certificate of an Authorized Officer delivered to Administrative Agent, as “Alternative Facility Debt” and (ii) no Credit Party has guaranteed or otherwise directly or indirectly provided credit support with respect to such Alternative Facility except to the extent the incurrence of guarantee obligations or giving of credit support is otherwise permitted by the terms of this Agreement, it being understood and agreed that, if a Foreign Subsidiary organized under the laws of The Netherlands becomes a borrower under a Replacement Revolving Facility and grants Liens to the Replacement Revolving Agent of the type described in the definition of “Alternative Facility Liens” to secure its obligations thereunder and the Borrower or any other Credit Party agrees to guarantee such obligations and secure such guarantee by granting to the Replacement Revolving Agent a Lien on the ABL Collateral, the portion of such Replacement Revolving Facility in respect of which such Foreign Subsidiary is a Borrower and that is secured by such Liens shall constitute an “Alternative Facility” for all purposes under this Agreement; provided that such Foreign Subsidiary shall not guarantee the obligations of any other Person party to such Replacement Revolving Facility, including the portion constituting an Alternative Facility.
          “Alternative Facility Agent” means any collateral agent or similar representative of the secured parties under any Alternative Facility.
          “Alternative Facility Credit Documents” means, collectively, the definitive loan documentation governing any Alternative Facility.
          “Alternative Facility Liens” means Liens granted to an Alternative Facility Agent under any Alternative Facility, at any time, upon the current assets (including assets similar to those described in the definition of “ABL Collateral”) of any Foreign Subsidiary of Borrower.
          “Anadarko Litigation” means (i) the litigation known as Tronox Incorporated et al. v. Anadarko Petroleum Corporation et al., Case No. 09-1198 (ALG), and all related Environmental Claims, claims, actions, appeals, judgments, decisions, orders, awards, decrees or equitable relief of every kind, nature or description or (ii) any other Environmental Claim asserted by Anadarko Petroleum Corporation, Kerr-McGee Corporation and their respective past or present parents, Subsidiaries, Affiliates, predecessors, successors, directors, officers or representatives (collectively “Anadarko Parties”) against a Credit Party or by a Credit Party against the Anadarko Parties that (A) relates to any Environmental Legacy Liabilities or (B) is otherwise related to environmental matters, in either case (A) or (B) associated with the creation and formation of Borrower as a spin-off from Kerr-McGee Corporation.
          “Applicable Margin” means (i) in the case of any Loan that is a Base Rate Loan, a rate equal to 4.00% per annum or (ii) in the case of any Loan that is a Eurodollar Rate Loan, a rate equal to 5.00% per annum.
          “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Approved Budget” means the Initial Approved Budget, as it may be amended, supplemented or otherwise modified in accordance with Section 6.14.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).
          “Arranger” as defined in the preamble hereto.
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor Subsidiary, by a Foreign Subsidiary to a Foreign Subsidiary or by a Foreign Subsidiary to a Guarantor or Borrower), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, (iii) transfers of property contemplated by the Plan of Reorganization, (iv) sales of Securitization Assets to one or more Securitization Subsidiaries in connection with a Permitted Securitization, (v) the disposition of Cash and Cash Equivalents in the ordinary course of business. For the avoidance of doubt, a grant or pledge by any Credit Party or Foreign Subsidiary of a security interest in such Person’s assets shall not constitute an Asset Sale and (vi) sales or other dispositions of ABL Collateral during any time when a Replacement Revolving Facility shall be in effect to the extent permitted by such Replacement Revolving Facility.
          “Asset Sale Proceeds Reinvestment Account” means, (a) prior to the Exit Facility Conversion Date, an Escrow Account and, (b) on and after the Exit Facility Conversion Date, a Deposit Account maintained by Borrower with a financial institution selected by Administrative Agent, which Deposit Account is subject to a Control Agreement, and which Escrow Account or Deposit Account, as applicable, shall have no amounts on deposit therein other than with respect to any Net Asset Sale Proceeds required to be deposited therein pursuant to Section 2.11(a); provided that, without the prior written consent of Administrative Agent, Borrower shall not be permitted to withdraw or transfer any amounts on deposit in such Asset Sale Proceeds Reinvestment Account other than in accordance with Section 2.11(a).
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D with such amendments or modifications as may be approved by Administrative Agent.
          “Assignment Effective Date” as defined in Section 10.6(b).
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.
          “Available Cash” means, as of any date of determination, the sum of (a) the aggregate amount of unrestricted Cash and Cash Equivalents included in the consolidated balance sheet of the Credit Parties as of such date (excluding any proceeds in the Working Capital Escrow Account, Settlement Escrow Account and the Reinvestment Accounts) that, in each case, are free and clear of all Liens (other than Liens in favor of Administrative Agent, the Replacement Facility Agent, any Alternative Facility Agent and Liens permitted pursuant to Section 6.2(b), (c), (d), (i) and (j)); provided that for purposes of Section 6.19, Available Cash shall also include (i) the aggregate amount of unrestricted Cash and Cash Equivalents included in the consolidated balance sheet of the wholly-owned Foreign Subsidiaries of Borrower as of such date and (ii) the aggregate amount of unrestricted Cash and Cash Equivalents included in the consolidated balance sheet of Tronox Western Australia Pty Ltd. and Tronox Pigments Ltd. as of such date, in each case, that are free and clear of all Liens (other than Liens in favor of Administrative Agent, the Replacement Facility Agent and any Alternative Facility Agent and Liens permitted pursuant to Section 6.2(b), (c), (d), (i) and (j)) and obligations owing pursuant to the TiWest Joint Venture Agreements or otherwise owing to a joint venturer; and (b) the aggregate amount of Cash and Cash Equivalents included in the Working Capital Escrow Account and the Reinvestment Accounts as of such date.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as applicable to the Chapter 11 Cases, as now and hereafter in effect, or any applicable successor statute.
          “Bankruptcy Court” as defined in the recitals hereto.
          “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 3.0% per annum. On any day that Base Rate Loans are outstanding, in no event shall the Base Rate be less than the sum of (i) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (ii) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent, Lender and Lender Counterparty.
          “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
          “Borrower” as defined in the preamble hereto; provided, however, that (a) prior to the Exit Facility Conversion Date, “Borrower” shall refer solely to Tronox Worldwide LLC, as debtor-in-possession, and (b) on and after the Exit Facility Conversion Date, “Borrower” shall refer solely to the reorganized Tronox Worldwide LLC, or such other Person, if any, that becomes Borrower under the Exit Facility pursuant to Section 3.6.
          “Borrowing Base” means, on any date of determination, to the extent the Replacement

Revolving Facility or any Alternative Facility contains a borrowing base (or similar borrowing limitation), the borrowing base under the Replacement Revolving Facility or such Alternative Facility.
          “Business” means (i) worldwide, the business of developing, researching, processing, manufacturing, distributing, marketing and selling the Products and (ii) in Australia, the business of mining of, and exploration for, raw materials required to produce the Products.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Carry Over Amount” as defined in Section 6.7(c).
          “Carve-Out” as defined in the Interim Order or the Final Order, as then in effect; provided, however, that if at any time that any Credit Party is a party to a Replacement Revolving Facility, not more than a pro rata share of the Carve-Out (obtained by dividing (a) the Term Loan Exposure by (b) the sum of Term Loan Exposure plus the exposure under the Replacement Revolving Facility) may be funded from proceeds of the Term Priority Collateral.
          “Carve-Out Account” means a segregated cash collateral account to be established at, and maintained with, the Collateral Agent.
          “Carve-Out Cap” means $5,000,000.
          “Carve-Out Event” as defined in Section 8.2.
          “Carve-Out Event Notice” means a written notice delivered by Administrative Agent to Borrower and its lead counsel, the U.S. Trustee, and lead counsel to each of the Committees expressly stating that the Carve-Out Cap is invoked, which notice may be delivered following the commencement of enforcement of rights under the Credit Documents.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Collateral” as defined in the Interim Order or the Final Order, as then in effect.
          “Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent thereof) maturing within six months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulatory) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $3,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; provided, that, in the case of any Investment by a Foreign Subsidiary, “Cash Equivalents” shall also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) and (ii) investments of the type and maturity described in clauses (i) through (v) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.
          “Cash Flow Forecast” as defined in Section 5.1(e).
          “Cash Management Order” means that certain order issued by the Bankruptcy Court on February 6, 2009 and attached hereto as Exhibit Q.
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.
          “Change of Control” means, at any time after the date hereof, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Holders (a) shall have acquired beneficial ownership or control of 40% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iv) any “change of control” or similar event under the Replacement Revolving Facility shall occur. For avoidance of doubt, no Change of Control shall be deemed to have occurred solely by virtue of the consummation of the transactions contemplated by the Plan of Reorganization or any change of the composition of the board of directors (or similar governing body) in connection with the issuance of the New Money Investment and any such directors shall be deemed to have been directors on the Closing Date for purposes of this definition.
          “Chapter 11 Case” and “Chapter 11 Cases” as defined in the recitals hereto.
          “Claim” has the meaning specified in Section 101(5) of the Bankruptcy Code.
          “Closing Date” means October 21, 2010.
          “Code” means the United States Internal Revenue Code of 1986, as amended.

          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.
          “Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Documents” means the Pledge and Security Agreement, the Replacement Revolving Intercreditor Agreement, if any, the Mortgages, the Intellectual Property Security Agreements, the Settlement Account Escrow Agreement, the Working Capital Account Escrow Agreement, the Reinvestment Account Escrow Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and prior to the Exit Facility Conversion Date, the Interim Order or the Final Order, whichever is then in effect, and all other instruments, documents and agreements delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
          “Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
          “Committees” means collectively, (a) the Unsecured Creditors Committee, (b) any other statutory committee appointed in the Chapter 11 Cases, and (c) the Ad Hoc Committee, and each of such Committees shall be referred to herein as a “Committee”.
          “Commodity Hedging Agreements” means, whether physically or financially settled, any agreement providing for swaps, futures or forwards, natural gas purchase or sale agreements, and options and any other similar derivative agreements (such as and including written puts), each with respect to, or involving the purchase, sale, or hedge of any natural gas price or price indices for any such commodities.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
          “Confidential Information Memorandum” as defined in Section 9.3(a).
          “Confirmation Order” means an order of the Bankruptcy Court, in form and substance satisfactory to Administrative Agent and Requisite Lenders, confirming the Plan of Reorganization and approving the Plan of Reorganization-related solicitation procedures.
          “Consolidated Adjusted EBITDAR” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to:
          (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for Taxes based on income, (c) total depreciation expense, (d) total accretion and amortization expense, (e) Restructuring Costs in an aggregate amount not to exceed (x) with respect to the period commencing on the Closing Date and ending on the Exit Facility Conversion Date, $20,000,000 and (y) thereafter, $10,000,000, (f) any unusual or non-recurring expenses or losses in an amount not to exceed $5,000,000 from the Closing

Date to the date of determination, (g) non-cash charges reducing Consolidated Net Income (excluding any additions to bad debt reserves or bad debt expense and any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period, but including for such period (1) write-downs of property, plant and equipment and other assets, (2) impairment of intangible assets, (3) loss resulting from cumulative effect of change in accounting principle, (4) compensation charges arising from stock options, restricted stock grants or other equity incentive programs, and any pension, post-retirement medical and other retirement related expenses (5) net foreign currency reevaluation of intercompany indebtedness and remeasurement losses or gains related to the balance sheet of Holdings, Borrower and its Subsidiaries, (6) loss on sale of accounts receivable under asset securitization programs (to the extent comparable to interest expense), (7) provisions for asset retirement obligations, (8) provisions for environmental restoration and Remedial Action (net of reimbursements received) to the extent representing an accrual for future Cash expenses, (9) expenses and charges related to the discontinued operations with respect to the period commencing 12 months prior the Closing Date and ending on the Exit Conversion Date and (10) net non-cash mark-to-market charges relating to hedging contracts), (h) Transaction Costs, (i) the termination fee and related expenses payable pursuant to that certain Asset and Equity Purchase Agreement, dated as of August 28, 2009, among Holdings and certain of its Subsidiaries and Huntsman Corporation and certain of its Subsidiaries, and (j) net cash expenditures in respect of discontinued operations, excluding Remedial Actions, in an aggregate amount not to exceed $5,000,000 with respect to the period commencing on the Closing Date and ending on the Exit Facility Conversion Date.
          minus, (ii) without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (A) interest income (except to the extent deducted in determining Consolidated Interest Expense), (B) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period); provided that any Cash received with respect to any non-Cash items of income (other than any extraordinary gains) for any prior period shall be added in computing Consolidated Adjusted EBITDAR for the period in which such Cash is received, (C) any unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sale of assets outside of the ordinary course of business), (D) any other non-cash income arising from the cumulative effect of changes in accounting principle and income tax benefit, and (E) after the Exit Facility Conversion Date, provision for environmental restoration and Remedial Action for continuing operations added back pursuant to clause (g)(8) of this definition to the extent actually paid in Cash.
          For the purposes of this definition, Consolidated Adjusted EBITDAR of Holdings and its Subsidiaries for the months ended prior to the Closing Date specified below shall be deemed to be the amounts set forth below with respect to such months.

Month Ending	Consolidated Adjusted EBITDAR
October 31, 2009	$17,285,000
November 30, 2009	$13,520,000
December 31, 2009	$12,326,000
January 31, 2010	$11,076,000
February 28, 2010	$13,818,000
March 31, 2010	$15,830,000
April 30, 2010	$16,006,000
May 31, 2010	$15,288,000
June 30, 2010	$16,981,000
July 31, 2010	$21,842,000
August 31, 2010	$16,873,000
September 30, 2010	$21,609,000

          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.11(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.11(a), (ii) the Kwinana Investment, (iii) any expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings, Borrower or any Subsidiary thereof) and for which neither Holdings, Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (iv) the purchase price of any Permitted Acquisition, and (v) any expenditures which are made with the aggregate amount of net cash proceeds received by Holdings from the sale or issuance of Equity Interests (other than Disqualified Equity Interests and in connection with an initial public offering of Holdings or any of its Subsidiaries or Affiliates); provided that, at the time of such capital expenditure using the net cash proceeds from the sale or issuance of Equity Interests, Borrower shall deliver a certificate of an Authorized Officer stating that all or a portion of such capital expenditure is being made from the proceeds of such sale or issuances.
          “Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries (excluding any Securitization Subsidiary) on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries (excluding any Securitization Subsidiary) on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
          “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:
          (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents (x) an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period or (y) an adjustment for fresh start accounting), plus (c) the Consolidated Working Capital Adjustment, minus
          (ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) scheduled repayments of Indebtedness for borrowed money (excluding repayments of outstanding loans under any Replacement Revolving Facility or Alternative Facility except to the extent the commitments thereunder are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures, plus (b) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents

(x) the reversal of an accrual or reserve for potential Cash gain in any prior period or (y) an adjustment for fresh start accounting); minus
          (iii) any voluntary repayment of the Loans.
          As used in clause (ii) of this definition, “scheduled repayments of Indebtedness” do not include mandatory prepayments or voluntary prepayments.
          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash and any amounts referred to in Sections 2.8(a), (e) or (f); provided that as of each date of determination on and prior to December 31, 2010, Consolidated Interest Expense shall be calculated for the period from the Closing Date to the date of determination divided by the number of days in such period and multiplied by 365. For avoidance of doubt, Consolidated Interest Expense shall exclude interest charges on tax assessments and trade payables.
          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses (in each case, other than Restructuring Costs).
          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries (including the principal amount of all outstanding Indebtedness of all Securitization Subsidiaries) (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness) determined on a consolidated basis in accordance with GAAP, but excluding undrawn letters of credit (to the extent included in such balance sheet amount) and guaranties (to the extent a demand for payment has not been made), in each case, to the extent permitted by this Agreement.
          “Consolidated Working Capital” means, as at any date of determination, the result of (a) Consolidated Current Assets of Holdings and its Subsidiaries minus (b) Consolidated Current Liabilities of Holdings and its Subsidiaries.
          “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded (x) the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period and (y) adjustments for fresh start accounting.
          “Consultant” as defined in Section 5.16.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Control Agreement” means, with respect to any Deposit Account, including any Reinvestment Account, any Securities Account (as defined in the Pledge and Security Agreement), and any Commodity Account (as defined in the Pledge and Security Agreement), an agreement, in form and substance reasonably satisfactory to Administrative Agent, among the Collateral Agent and/or the financial institution at which such Deposit Account is maintained or with which such entitlement or contract is carried and each applicable Credit Party effective to grant “control” (as defined under the UCC) of such Deposit Account, Reinvestment Accounts, Securities Account or Commodity Account to the Collateral Agent.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Counterpart Agreement” means a Counterpart Agreement delivered by a Credit Party pursuant to Section 5.10 substantially in the form of Exhibit G with such amendments or modifications as may be reasonably acceptable to Administrative Agent.
          “Counterparty” means a party to a Commodity Hedging Agreement that is not any of Holdings, Borrower or its Subsidiaries.
          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents and all other documents, certificates, instruments or agreements executed and delivered by or on behalf or at the request of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.
          “Credit Facility” means the DIP Facility and, on and after the Exit Facility Conversion Date, the Exit Facility, as applicable.
          “Credit Party” means each Person (other than any Securitization Subsidiary, any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement,

each of which is for the purpose of hedging the Australian Dollar and Euro (and any other currency as may otherwise be agreed to by Administrative Agent) foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Custodial Trusts” means one or more custodial trusts to be created in connection with environmental and/or tort claims filed by the Credit Parties, Environmental Claimants or other Persons in the Chapter 11 Cases as contemplated by the Plan of Reorganization.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Default Period” means, with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all the Obligations are declared or become immediately due and payable and (ii) the date that such Insolvency Defaulting Lender ceases to hold any portion of the Loans.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “DIP Facility” means, prior to the Exit Facility Conversion Date, the credit facilities provided by the Lenders pursuant to this Agreement.
          “Discharged Rights and Obligations” as defined in Section 3.6(a)(i).
          “Disclosure Statement” means, with respect to the Plan of Reorganization, a related disclosure statement in form and substance satisfactory to Administrative Agent, together with any amendments, supplements or other modifications thereto reasonably acceptable to Administrative Agent.
          “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations.
          “DOJ” means the United States Department of Justice.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an

Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, neither (i) any Credit Party nor any Affiliate thereof (other than an Affiliated Lender) nor (ii) any Person identified on Schedule 1.1(d) shall be an Eligible Assignee.
          “Eligible Commodity Hedging Agreement” means any Commodity Hedging Agreement entered into by any Credit Party with respect to natural gas which, at the time such Commodity Hedging Agreement is entered into, (a) is structured such that the Counterparty’s exposure, when combined with all other Commodity Hedging Agreements outstanding with such Counterparty, is expected to respond to broad changes in commodity prices in the same direction as the value of the underlying commodities, services or other property or assets that are subject to such Commodity Hedging Agreements and (b) has a term that shall not extend more than two years from the date such Commodity Hedging Agreement is entered into.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is or, within the last six years, was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or, solely with respect to any Employee Benefit Plan covered under Title IV of ERISA, any of their respective ERISA Affiliates.
          “Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law.
          “Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other legally binding order or directive (conditional or otherwise) by any Governmental Authority or any other Person arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material (including any actual or alleged presence, Release or exposure related thereto) or any actual or alleged Environmental Liability; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health and safety, natural resources or the Environment arising from any Hazardous Material or related to any Environmental Law.
          “Environmental Claimant” means (i) the DOJ, (ii) each state or municipality (including any agency or instrumentality thereof) having or asserting any Environmental Claims against any Credit Party that has timely filed a proof of claim in the Chapter 11 Cases and (iii) any Native American tribal government or intertribal organization having or asserting any Environmental Claims against any Credit Party that has timely filed a proof of claim in the Chapter 11 Cases, in each case, including without limitation those Persons set forth on Schedule 1.1(a).
          “Environmental Claims Settlement Agreement” as defined in the Equity Commitment Agreement as in effect on the date hereof.
          “Environmental Laws” means any and all foreign, domestic, federal, state or local laws, statutes, ordinances, codes, orders, rules, regulations, judgments, decrees, directives, legally binding judicial and administrative orders, common law (at law or in equity), or any other requirements of Governmental Authorities, in each case having the force or effect of law, imposing liability or standards of conduct relating to (i) environmental matters, including pollution, preservation, remediation or the protection of the environment or natural resources, or the emission of greenhouse gases; (ii) the generation, use, treatment, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (iii) occupational safety and health or the protection of human, plant or animal health or welfare from environmental hazards.
          “Environmental Legacy Liabilities” means any and all Environmental Claims or Environmental Liabilities, whether now existing or hereinafter arising, in each case, related to (a) any actual or alleged exposure to Hazardous Materials (including asbestos, benzene or creosote) that occurred on or prior to the Petition Date or otherwise related to products manufactured, or environmental contamination caused, on or prior to the Petition Date other than in connection with the operation of the Facilities, (b) the presence or Release of Hazardous Materials at, on, under or from any real property other than the Facilities, including any Environmental Legacy Property, on or prior to the Petition Date or (c) the Henderson Legacy Contamination.
          “Environmental Legacy Property” means any real property, other than the Facilities, that (a) was owned, operated or leased, or to which Hazardous Materials were sent for disposal, on or prior to the Petition Date by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates, (b) was owned, operated or leased by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates prior to the creation and formation of Borrower as a spin-off from Kerr-McGee Corporation, or (c) is owned, operated or leased by Holdings or any of its Subsidiaries or any of their respective Affiliates and is located in Henderson, Nevada.
          “Environmental Liabilities” means any direct, indirect, pending or threatened liability, claim, loss, damage, punitive damage, consequential damage, criminal liability, fine, penalty, interest, cost, expense, deficiency, obligation or responsibility, whether known or unknown, arising under or relating to any Environmental Laws, or Remedial Actions, or any Release or threatened Release of, or exposure to, Hazardous Materials, including costs and liabilities for any Remedial Action, personal injury, property damage, natural resource damages, court costs, and fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies.
          “Environmental Settlement Documents” as defined in the Equity Commitment Agreement as in effect on the date hereof.
          “Equity Commitment Agreement” means that certain Equity Commitment Agreement, dated as of August 27, 2010, among Holdings and certain members of the Ad Hoc Committee party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and in accordance with Section 6.14 hereof.
          “Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of

which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) which could reasonably be expected to result in a material liability; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.
          “Escrow Account” means a segregated escrow account maintained in the name of Administrative Agent by the Escrow Agent, which escrow account shall be maintained in accordance with an Escrow Agreement.
          “Escrow Agent” means Goldman Sachs Bank USA or such other financial institution as Administrative Agent shall approve in its sole discretion.

          “Escrow Agreement” means an escrow agreement providing for terms and conditions acceptable to Administrative Agent in its sole discretion pursuant to which an Escrow Account is maintained for the benefit of Administrative Agent.
          “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Excess Availability” means on any date of determination,
          (i) at any time that neither the Replacement Revolving Facility nor any Alternative Facility is outstanding, Available Cash; and
          (ii) at any time that the Replacement Revolving Facility or any Alternative Facility is outstanding, the sum of:
          (a) Available Cash; and
          (b) (x) if the Replacement Revolving Facility or such Alternative Facility contains a Borrowing Base, the lesser of (A) the aggregate commitments under the Replacement Revolving Facility and the aggregate commitments under such Alternative Facility; and (B) the Borrowing Base under the Replacement Revolving Facility or such Alternative Facility, in each case; or (y) if the Replacement Revolving Facility or such Alternative Facility does not contain a Borrowing Base, the aggregate commitments under the Replacement Revolving Facility and the aggregate commitments under such Alternative Facility; in each case, less (i) any availability blocks and any reserves imposed thereunder by such Replacement Facility Agent and such Alternative Facility and (ii) any outstanding loans and letter of credit obligations under the Replacement Revolving Facility or an Alternative Facility.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Excluded Real Estate Asset” means any real property owned, operated or used by Holdings or any of its Subsidiaries or any of their Affiliates on or prior to the Petition Date that (a) is not, as of the Petition Date, used in connection with the Business (excluding the Non-Core Real Estate Assets), (b) is located in Soda Springs, Idaho, Henderson, Nevada or Savannah, Georgia (excluding the Non-Core Real Estate Assets) or (c) in the case of any leased real property, real property subject to any lease that has been rejected or will be rejected pursuant to Section 365 of the Bankruptcy Code on or before the consummation of the Plan of Reorganization.
          “Excluded Taxes” means with respect to any Lender (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case imposed on any Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced or received a security interest under, the Credit Documents); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Lender is located; (c) (i) taxes that are directly attributable to the failure (other than as a result of a change in any requirement of law rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) by any Lender to deliver the documentation required to be delivered pursuant to Section 2.17(c) and (ii) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Lender” under this Agreement in the capacity under which such Person makes a claim under Section 2.17(b), except in each case to the extent such Person is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 2.17(b); and (d) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA.
          “Existing Credit Parties” as defined in Section 3.6(a).
          “Existing DIP Credit Agreement” as defined in the recitals hereto.
          “Existing Indebtedness” means all Indebtedness and other obligations (other than contingent obligations) outstanding under the Existing DIP Credit Agreement.
          “Exit Facility” means, on or after the Exit Facility Conversion Date, the credit facilities provided by the Lenders pursuant to this Agreement.
          “Exit Facility Conversion Date” means the first date on which the Plan of Reorganization becomes effective, the Exit Facilities Option has been exercised and the conditions to the effectiveness of the Exit Facility as set forth in Section 3.5 are satisfied.
          “Exit Facility Option” as defined in Section 3.4.
          “Exxaro Sands” means Exxaro Australia Sands Pty Ltd, a company incorporated under the laws of Western Australia.
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their Affiliates on or after the Petition Date, other than the Excluded Real Estate Assets.
          “Fair Market Value” means the current value that would be attributed to the Securitization Assets by an independent and unaffiliated third party purchasing the Securitization Assets in an arms-length sale transaction, as determined in good faith by the board of directors of Borrower.
          “Fair Share” as defined in Section 7.2.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “FATCA” means sections 1471, 1472, 1473 or 1474 of the Code and the United States Treasury Regulations or published guidance with respect thereto.
          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.
          “Final Order” means, collectively, an order (in substantially the form of the Interim Order with only such modifications as are satisfactory in form and substance to Administrative Agent (in its sole discretion)) of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code entered in the Chapter 11 Cases, approving, on a final basis, this Agreement and the other Credit Documents, as to which no stay has been entered and which has not been reversed, vacated or overturned, and which has not been amended, supplemented or otherwise modified in any respect adverse to the Lenders without the prior written consent of Administrative Agent and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied unless Administrative Agent and Requisite Lenders waives such requirement in writing.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, chief executive officer or chief restructuring officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Financial Plan” as defined in Section 5.1(k).
          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is senior to all other Liens with respect to all Collateral other than, at any time a Credit Party is party to a Replacement Revolving Facility, the ABL Collateral and such Collateral is not subject to any junior Liens other than Permitted Liens, and (ii) at any time a Credit Party is party to a Replacement Revolving Facility, such Lien is junior only to the Liens of the secured parties under such Replacement Revolving Facility with respect to the ABL Collateral, but only to the extent and on the terms set forth in the Replacement Revolving Intercreditor Agreement, and is senior to all other Liens and such Collateral is not subject to any junior Liens other than Permitted Liens.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.
          “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “Funding Guarantors” as defined in Section 7.2.
          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

          “Governmental Authority” means any foreign, federal, state, provincial, local, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, certification, registration, approval, consent order or consent decree of or from any Governmental Authority.
          “Grantor” as defined in the Pledge and Security Agreement.
          “GS Lending Partners” as defined in the preamble hereto.
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than (a) Borrower, (b) so long as all of its assets are contemplated to be transferred to one or more Custodial Trusts pursuant to the Plan, Tronox Pigments (Savannah) Inc., a Georgia corporation, (c) so long as it owns or possesses no material assets, Tronox Funding LLC, (d) until such time as it shall become a wholly-owned Subsidiary of Borrower, Triple S Environmental Management Corp., and (e) any Securitization Subsidiary), in each case as a debtor-in-possession; provided, however, that on and after the Exit Facility Conversion Date, “Guarantor” shall refer solely to each of the reorganized Holdings and each reorganized Domestic Subsidiary of Holdings (other than the reorganized Borrower) or such other Person that becomes a guarantor with respect to the Exit Facility pursuant to Section 3.6.
          “Guarantor Subsidiary” means each Guarantor other than Holdings.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, pollutant, radioactive material or waste, contaminant, waste, material or substance which is prohibited, limited or regulated by any Environmental Laws.
          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty.
          “Henderson Lease Documents” as defined in Section 5.9(d).
          “Henderson Legacy Contamination” means the presence or Release of Hazardous Materials at, on or under or emanating from the owned Real Estate Asset located in Henderson, Nevada or other real property currently or previously owned, operated or leased by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates prior to the Petition Date located in Henderson, Nevada, including all soil and groundwater contamination present as of the Petition Date or resulting from any leaching, seeping, migration or other expansion of any such contamination after the Petition Date.
          “Henderson Sale-Leaseback” as defined in Section 5.9(d).
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries for the Fiscal Year ended December 31, 2007, (ii) the unaudited financial statements of Holdings and its Subsidiaries for the Fiscal Year ended December 31, 2009 and each of the Fiscal Quarters ended March 31, June 30 and September 30, 2010, and (iii) the Historical Monthly Statements, and in each case, certified by the chief financial officer, chief executive officer or chief restructuring officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated.
          “Historical Monthly Statements” means the unaudited financial statements of Holdings and its Subsidiaries as of the most recent month ended after the date of the most recent audited financial statements and at least 30 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows, for each month ended after December 31, 2008 and certified by the chief financial officer, chief executive officer or chief restructuring officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated.
          “Holdings” as defined in the preamble hereto.
          “IFRS” means International Financial Reporting Standards as in effect from time to time which are adopted by the International Accounting Standards Board.
          “Increased Amount Date” as defined in Section 2.27.
          “Increased-Cost Lender” as defined in Section 2.20.
          “Increased Rate” as defined in Section 2.27.
          “Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any purpose under Section 6.7 unless such obligations relate to a derivatives transaction which has been terminated.
          “Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other Remedial Action required under Environmental Law or otherwise reasonably necessary to remove, remediate, clean up or abate, or otherwise related to the presence or Release of, any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Term Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) any fee letter, work fee or syndication letter delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; (iii) any Environmental Claim or Environmental Liability relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries; or (iv) any Environmental Legacy Liability.
          “Indemnified Taxes” means any Taxes other than Excluded Taxes.
          “Indemnitee” as defined in Section 10.3.
          “Information” as defined in Section 9.3(a).
          “Initial Approved Budget” as defined in Section 3.1(t).
          “Initial Cash Flow Forecast” as defined in Section 3.1(u).
          “Insolvency Defaulting Lender” means any Lender who (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (iii) becomes the subject of an appointment of a receiver, intervenor or conservator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interest in such Lender or a parent company thereof.
          “Installment” as defined in Section 2.9.
          “Insurance/Condemnation Proceeds Reinvestment Account” means (a) prior to the Exit Facility Conversion Date, an Escrow Account and (b) on and after the Exit Facility Conversion Date, a Deposit Account maintained by Borrower with a financial institution selected by Administrative Agent, which Deposit Account is subject to a Control Agreement, and which Escrow Account or Deposit Account, as applicable, shall have no amounts on deposit therein other than with respect to any Net Insurance/Condemnation Proceeds required to be deposited therein pursuant to Section 2.11(b); provided that, without the prior written consent of Administrative Agent, Borrower shall not be permitted to withdraw or transfer any amounts on deposit in such Insurance/Condemnation Proceeds Reinvestment Account other than in accordance with Section 2.11(b).
          “Intellectual Property” as defined in the Pledge and Security Agreement.
          “Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.
          “Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDAR for the four-Fiscal Quarter period then ended to (ii) Consolidated Interest Expense for such four-Fiscal Quarter period.
          “Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan, (i) prior to the Exit Facility Conversion Date, the last day of each month, commencing on the first such date to occur after the Closing Date, and (ii) on and after the Exit Facility Conversion Date, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Exit Facility Conversion Date, and in each case the final maturity date of such Loan; and (b) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than (i) one month, at any time prior to the Exit Facility Conversion Date, “Interest Payment Date” shall also include each date that is one month, or an integral multiple thereof, after the commencement of such Interest Period and (ii) three months, at any time on or after the Exit Facility Conversion Date, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
          “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two- or three-months, or, at any time on or after the Exit Facility Conversion Date, six-months, in each case, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or on the Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest

Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
          “Interim Order” as defined in Section 3.1(v)(i).
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Internally Generated Cash” means, with respect to any period, any Cash of Holdings or any Subsidiary generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any Cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “Joinder Agreement” means an agreement substantially in the form of Exhibit T.
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
          “Kwinana Investment” means the payments from Tronox Australia to Exxaro Sands pursuant to that certain development agreement, dated as of March 25, 2008, among Exxaro Sands, Tronox Australia, Yalgoo, Tronox LLC, Synthetic Rutile Holdings Pty Ltd and Pigment Holdings Pty Ltd (for purposes of this definition, the “Development Agreement”) in order to make any payment to obtain the proportional interest in the expansion pursuant to the terms of the Development Agreement.
          “Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which,

among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance reasonably acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.
          “Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J with such amendments or modifications as may be reasonably acceptable to Collateral Agent.
          “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
          “Lender Counterparty” means, after the Exit Facility Conversion Date, each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be); it being understood and agreed, however, that any such Person shall, prior to the consummation of each transaction under any such Hedge Agreement, (a) notify the Collateral Agent in writing of its status as a Lender Counterparty and (b) if, at the time that such Person enters into such transaction, such Person is also a party to (or an Affiliate of a party to) the Replacement Revolving Facility, elect, as between its Lien on the Collateral and its Lien on the ABL Collateral, which Lien will be a first priority Lien and which Lien will be a second priority Lien (in each case, subject to Liens permitted to be prior to such Liens hereunder or under the Replacement Revolving Facility), which election must be notified to the Collateral Agent in writing (it being understood and agreed that any such Person that elects to have its lien on the ABL Collateral be a first priority Lien shall not constitute a “Lender Counterparty” for purposes of this Agreement).
          “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day (excluding any proceeds on deposit in the Working Capital Escrow Account on such day) to (ii) Consolidated Adjusted EBITDAR for the four-Fiscal Quarter period ending on such date.
          “Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “Loan” means a Term Loan.
          “Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole (other than those events typically resulting from the filing of the Chapter 11 Cases, the announcement of the filing of the Chapter 11 Cases, those events typically resulting from the emergence from the Chapter 11 Cases, or any other events disclosed in Holdings’ filings with the SEC prior to or on November 17, 2009); (ii) the ability of the Credit Parties, taken as a whole, to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
          “Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents and any Additional Facility Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
          “Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $2,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $1,000,000 per annum or (ii) any Real Estate Asset that Requisite Lenders acting reasonably have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary thereof, including Borrower.
          “Maturity Date” means the earliest of (i) December 31, 2010 (or (x) February 15, 2011, if the outer dates for termination of the Plan Support Agreement and the Equity Commitment Agreement have been extended to a date that is no earlier than February 15, 2011 or (y) such earlier date that is after December 31, 2010 but prior to February 15, 2011 if, on such date, either the Plan Support Agreement or the Equity Commitment Agreement has terminated or otherwise ceases to be in full force and effect); provided, that if the Exit Facility Option is exercised pursuant to Section 3.4, such date shall be extended to the fifth anniversary of the Closing Date, (ii) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, and (iii) with respect to the DIP Facility only, the effective date of any plan of reorganization confirmed by the Bankruptcy Court in any Chapter 11 Case other than the Plan of Reorganization.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Mortgage” means a Mortgage substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          “Mortgaged Property” as defined in Section 3.5(v)(i).
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:

(i) Cash payments (including (x) any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable (including by way of milestone payment) or otherwise, but only as and when so received and (y) any dividend or other distribution received by a Credit Party in connection with the sale or disposition of a Non-Core Real Estate Asset by the Joint Venture that owns such Non-Core Real Estate Asset) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale (but exclusive of the fees and expenses of the Committees incurred prior to the Exit Facility Conversion Date), including (a) income or gains Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by (x) at any time prior to the Exit Facility Conversion Date, a Lien senior to the Liens securing the DIP Facility or a Lien on assets not constituting Collateral or (y) at any time on or after the Exit Facility Conversion Date, any Lien, in each case, on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale or a Lien on assets not constituting Collateral and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith; provided, however, that clauses (ii)(a) and (b) shall exclude any fees and expenses of the Committees incurred prior to the Exit Facility Conversion Date.
          “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).
          “New Credit Parties” as defined in Section 3.6.
          “New Money Investment” means the proceeds, in an amount not less than $185,000,000, of (i) the rights offering of the reorganized Holdings in respect of its common stock and, (ii) to the extent applicable, the commitment by certain Unsecured Claim Holders to fund and/or backstop the funding of such rights offering, which rights offering shall be in form and substance (including, without limitation, the terms of the subscription by and/or backstop of, the applicable Unsecured Claim Holders) satisfactory to Administrative Agent in its sole discretion.
          “New Term Loan” as defined in Section 2.27.

          “New Term Loan Commitment” as defined in Section 2.27.
          “New Term Loan Lender” as defined in Section 2.27.
          “Non-Consenting Lender” as defined in Section 2.20.
          “Non-Core Real Estate Assets” means the surplus real estate held by Tronox LLC in Henderson, Nevada as set forth on Schedule 1.1(b) and the equity interests held by Tronox LLC in Basic Management, Inc. and its Subsidiaries, including, without limitation, the Landwell Company, LP.
          “Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
          “Non-US Lender” as defined in Section 2.17(c).
          “Note” means a Term Loan Note.
          “Notice” means a Funding Notice, a Withdrawal Certificate or a Conversion/ Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), the Arranger, Lenders or any of them under any Credit Document and Lender Counterparties under any Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise, including all such Obligations as may be novated in accordance with Section 3.6.
          “Obligee Guarantor” as defined in Section 7.7.
          “Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto, but excluding Excluded Taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.
          “PATRIOT Act” as defined in Section 3.1(p).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means any acquisition at any time by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,
               (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
               (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
               (iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a Guarantor Subsidiary thereof, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;
               (iv) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.7(d));
               (v) if such acquisition is for an aggregate cash purchase price amount in excess of $5,000,000, Borrower shall have delivered to Administrative Agent (A) at least 5 Business Days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7 and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;
               (vi) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses;
               (vii) if such Person shall have generated positive cash flow for the four-Fiscal-Quarter period most recently ended prior to the date of such acquisition, Holdings shall demonstrate a pro forma Leverage Ratio, after giving effect to such acquisition, of at least .25% less than the then-applicable Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.7 and otherwise, Holdings shall demonstrate a pro forma Leverage Ratio, after giving effect to such acquisition, of at least .50% less than the then-applicable Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section 6.7; and

               (viii) if such acquisition is for an aggregate cash purchase price amount in excess of $10,000,000, Administrative Agent shall have received satisfactory evidence that Excess Availability of Holdings and its Subsidiaries as of the date of consummation of such acquisition (after giving effect to any payments required in connection with the consummation of such acquisition) is equal to or greater than $40,000,000.
          “Permitted Holders” means, as of any date of determination, the Backstop Parties (as defined in the Equity Commitment Agreement) at such time party to the Equity Commitment Agreement, together with any affiliated fund under common management or control of any such Backstop Party; provided that from and after the Exit Facility Conversion Date, the Permitted Holders shall be the Permitted Holders as of the Exit Facility Conversion Date.
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
          “Permitted Reinvestment Period” means (x) in the case of Net Asset Sale Proceeds received prior to the Exit Facility Conversion Date, the twelve (12)-month period following the Exit Facility Conversion Date and (y), in the case of Net Asset Sale Proceeds received on or after the Exit Facility Conversion Date, the twelve (12) month-period following receipt thereof.
          “Permitted Securitization” means a Securitization that complies with the following criteria: (i) the cash portion of the initial purchase price paid by the Securitization Subsidiary to Holdings and its Subsidiaries at closing for the Securitization Assets is at least 80% of the Fair Market Value of the Securitization Assets at such time, (ii) the aggregate Investment by Holdings or any of its Subsidiaries in the Securitization Subsidiary does not exceed the customary investment required in the securitization market and (iii) the Seller’s Retained Interest and all proceeds thereof shall constitute Collateral (to the extent such interest is required to be Collateral hereunder) and all necessary steps to perfect a security interest in such Seller’s Retained Interest for the benefit of the Secured Parties are taken by Holdings and its Subsidiaries. For the avoidance of doubt, if such Securitization is entered into by a Foreign Subsidiary of Borrower, Seller’s Retained Interest shall not be required to be Collateral.
          “Permitted Seller Notes” means any promissory note issued by Borrower or any of its Subsidiaries to a seller in any Permitted Acquisition constituting part of the purchase price thereof (or to a third party lender in connection with any Permitted Acquisition); provided that such Indebtedness (i) is on market terms, (ii) is unsecured, (iii) is expressly subordinated to the prior payment in full in cash of Obligations on customary terms and conditions reasonably satisfactory to Administrative Agent and (iv) has a scheduled maturity of at least six months beyond the scheduled maturity of the Loans.
          “Permitted Transaction” means a one-time transaction pursuant to which Holdings, the Borrower or any Guarantor effectuates an Investment in (a) all of the Equity Interests of one or more Persons organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia and (b) any related assets owned by such Person or an Affiliate of such Person; provided that (x) each of the conditions set forth in clauses (i) through (viii) of the definition of “Permitted Acquisition” would be satisfied as if such transaction constituted a Permitted Acquisition and (y) the consideration for such transaction shall consist only of (A) the issuance of Equity Interests and (B) the payment of other consideration to the extent otherwise permitted under Section 6.6 of this Agreement.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint

Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Petition Date” as defined in the recitals hereto.
          “Plan of Reorganization” means the First Amended Joint Plan Of Reorganization Of Tronox Incorporated Et Al. Pursuant To Chapter 11 Of The Bankruptcy Code filed with the Bankruptcy Court on September 1, 2010, as amended, supplemented or otherwise modified from time to time, and together with all exhibits, schedules, annexes, supplements and other attachments thereto; provided that any amendment, supplement or modification to such plan of reorganization and any exhibit, schedule, annex, supplement or other attachment thereto shall be consistent with the terms of the Plan Support Agreement, and the Equity Commitment Agreement and contain such other terms that either (x) are not inconsistent with, or do not conflict with, the terms of the Credit Documents, the Interim Order or the Final Order and do not adversely affect the Lenders’ interests, Liens, rights, remedies, benefits or other protections under the Credit Documents, Interim Order or Final Order or (y) are acceptable to Administrative Agent in its sole discretion.
          “Plan Support Agreement” means that certain Plan Support Agreement, dated as of August 27, 2010, by and among Holdings, the Unsecured Creditors Committee, certain holders of Senior Notes party thereto, Michael E. Carroll, in his sole capacity as a member of the Unsecured Creditors Committee and holder of a Tort Claim (as defined therein), Rio Algom Mining, LLC, in its sole capacity as a member of the Unsecured Creditors Committee with respect to Sections 3(a)(v) and 3(a)(vi) thereof only, and the attorneys for certain parties, as representatives of such parties, in the form attached hereto as Exhibit L, together with all exhibits, supplements, annexes, schedules and any other attachments thereto, in each case as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms of the Plan Support Agreement and in accordance with Section 6.14 hereof.
          “Platform” as defined in Section 5.1(q).
          “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          “Post-Petition” means the time period beginning immediately upon the filing of the Chapter 11 Cases.
          “Pre-Petition” means the time period prior to the filing of the Chapter 11 Cases.
          “Pre-Petition Credit Agreement” as defined in the recitals hereto.
          “Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

          “Products” means the products developed, researched, manufactured (including mining and exploring for raw materials for manufacture), distributed, marketed or sold by the Business, including those set forth on Schedule 1.1(c).
          “Professional Fees” means all accrued, but unpaid professional fees, costs expenses and disbursements incurred by the Credit Parties and the Committees.
          “Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.
          “Projections” as defined in Section 4.8.
          “Public Lenders” means Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
          “Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.
          “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.
          “Refinanced Term Loans” as defined in Section 10.5(d).
          “Register” as defined in Section 2.4(b).
          “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
          “Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
          “Reinvestment Accounts” means, collectively, the Asset Sale Proceeds Reinvestment Account and the Insurance/Condemnation Proceeds Reinvestment Account.
          “Reinvestment Account Escrow Agreement” means an Escrow Agreement pursuant to which the Asset Sale Proceeds Account or the Insurance/Condemnation Proceeds Account, as applicable, is maintained prior to the Exit Facility Conversion Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and in accordance with Section 6.14 hereof.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.
          “Released Parties” as defined in Section 2.24.
          “Releasing Parties” as defined in Section 2.24.
          “Remaining Proceeds” as defined in Section 2.11(a)(ii).
          “Remedial Action” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required pursuant to any Environmental Law or by any Governmental Authority, voluntarily undertaken or otherwise reasonably necessary to (i) clean up, investigate, sample, evaluate, monitor, remediate, remove, correct, contain, treat, abate or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release or migration, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clauses (i) or (ii) above.
          “Replacement Facility Agent” means any collateral agent or similar representative of the secured parties under any Replacement Revolving Facility.
          “Replacement Facility Credit Documents” means, collectively, the definitive loan documentation governing the Replacement Revolving Facility.
          “Replacement Lender” as defined in Section 2.20.
          “Replacement Revolving Facility” means an asset-based or cash flow revolving credit facility (including letters of credit and reimbursement obligations with respect thereto and any Interest Rate Agreements or Currency Agreements secured thereunder) incurred by Borrower or any Guarantor or a Permitted Securitization incurred by a Securitization Subsidiary, in each case secured by Replacement Revolving Liens that are permitted to be incurred hereunder; provided, that on or before the date on which such Indebtedness is incurred:
          (a) such Indebtedness is designated by Borrower, in a certificate of an Authorized Officer delivered to the Collateral Agent, as “Replacement Revolving Facility”; and
          (b) the collateral agent or other representative with respect to such Indebtedness, the Collateral Agent, Borrower and each applicable Guarantor, has duly executed and delivered a Replacement Revolving Intercreditor Agreement.
          “Replacement Revolving Intercreditor Agreement” means an intercreditor agreement entered into by the Collateral Agent in connection with the Replacement Revolving Facility, if any, substantially in the form attached hereto as Exhibit U or containing the terms set forth in Exhibit V or otherwise in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent, the applicable Credit Parties party to the subject Replacement Revolving Facility and the Replacement

Facility Agent for such Replacement Revolving Facility, as amended, supplemented, modified, restated, renewed or replaced (whether upon or after termination or otherwise), in whole or in part from time to time; provided that in no event shall the Replacement Revolving Intercreditor Agreement provide for the priority of Liens other than in the manner set forth in the definition of “Replacement Revolving Liens” without the consent of the Requisite Lenders.
          “Replacement Revolving Liens” means Liens granted to the Replacement Facility Agent under the Replacement Revolving Facility, at any time, upon (i) ABL Collateral of Borrower or any Guarantor and (ii) if requested by the Replacement Facility Agent, Collateral other than ABL Collateral, which Liens in the case of this clause (ii) are junior in priority to the Liens on such Collateral purported to be granted pursuant to the Collateral Documents to the Collateral Agent.
          “Replacement Term Loans” as defined in Section 10.5(d).
          “Requested Settlement Account Withdrawal Date” as defined in Section 3.2(b).
          “Requested Working Capital Withdrawal Date” as defined in Section 3.2(a).
          “Requisite Lenders” means, at any time of determination, one or more Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all Lenders; provided that each Affiliated Lender is automatically deemed to have voted any Term Loan Exposure held by such Affiliated Lender in favor of any amendment, waiver, consent or other modification pro rata according to the aggregate Term Loan Exposure of all Lenders holding Term Loan Exposure (other than Affiliated Lenders) that have voted in favor of such amendment, waiver, consent or other modification.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower or any of their respective Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Holdings) now or hereafter outstanding; (iv) any management or similar fees payable to any equityholders; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Senior Notes and the Permitted Seller Notes.
          “Restructuring Costs” means any and all of (i) costs and expenses in respect of the termination or settlement of executory contracts, (ii) other non-Cash charges in respect of other Pre-Petition obligations, (iii) professional costs, fees and expenses incurred by Holdings, Borrower or its Subsidiaries in connection with the Chapter 11 Cases, (iv) fees, costs and expenses in connection with any plant shutdown, (v) severance costs incurred in connection with any workforce reduction and (vi) fees, costs and expenses with respect to any management incentive, employee retention or similar plans to the extent approved by the Bankruptcy Court, in each case solely to the extent incurred prior to the Exit Facility Conversion Date or incurred after the Exit Facility Conversion Date but relating solely to implementation of the Plan of Reorganization.
          “Sale Order” as defined in Section 5.20.

          “S&P” means Standard & Poor’s, a Division of The McGraw -Hill Companies, Inc.
          “Secured Parties” means the Agents, Lenders and the Lender Counterparties and shall include, without limitation, all former Agents and Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Securitization” means any transaction or series of transactions entered into by a Subsidiary of Borrower pursuant to which such Subsidiary sells, conveys, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets with the cash proceeds of Indebtedness permitted to be incurred by such Securitization Subsidiary or the realization of proceeds from the Securitization Assets in the ordinary course of business, or any similar arrangement with respect to the monetization of receivables reasonably acceptable to Administrative Agent, it being understood that a Securitization may involve periodic transfers or pledges of accounts receivable in which new Securitization Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Securitization Assets, or interests therein; provided that any such transactions shall otherwise comply with the requirements of this Agreement relating to Securitizations.
          “Securitization Assets” means any accounts receivable owed to a Subsidiary of Borrower (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by such Subsidiary to a Securitization Subsidiary.
          “Securitization Subsidiary” means a Subsidiary of Borrower that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the board of directors (or similar governing body) of Holdings (as provided below) as a Securitization Subsidiary and: (1) has no Indebtedness or other Obligations (contingent or otherwise) that: (a) are guaranteed by Holdings, Borrower or any of its Subsidiaries; (b) are recourse to or obligate Holdings, Borrower or any of its Subsidiaries in any way or create a Lien on, or otherwise encumber or restrict, the Collateral in any way; or (c) subjects any property or assets of Holdings, Borrower or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof; (2) has no contract, agreement, arrangement or undertaking (except in connection with a Permitted Securitization) with Holdings, Borrower or any of its Subsidiaries other than on terms no less favorable to Holdings, Borrower or such Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of Borrower, other than fees payable in the ordinary course of business in connection with servicing accounts receivables; (3) neither Holdings, Borrower nor any of its Subsidiaries has any obligation to maintain or preserve the Securitization Subsidiary’s financial condition or cause the Securitization Subsidiaries to achieve certain levels of operating results and (4) does not commingle its funds or assets with those of Borrower or any other Credit Party, in each case, other than Standard Securitization Undertakings. Any such designation by the board of directors (or similar governing body) of Holdings will be evidenced to Administrative Agent by filing with Administrative Agent a certified copy of the resolution of the board of directors (or similar governing body) of Holdings giving effect to such designation and an officers’ certificate certifying, to such officer’s knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.
          “Seller’s Retained Interest” means the debt or equity interests held by a Subsidiary of Borrower in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which a Subsidiary of Borrower has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.
          “Senior Note Indenture” means the Senior Note Indenture entered into by Borrower and Tronox Finance Corp., a Delaware corporation, in connection with the issuance of Senior Notes, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with Section 6.15.
          “Senior Notes” means the 9.5% senior unsecured notes of Borrower and Tronox Finance Corp., a Delaware corporation, due November 28, 2012 issued from time to time pursuant to the Senior Note Indenture.
          “Settlement Account Escrow Agreement” means the Escrow and Security Agreement (Settlement) substantially in the form of Exhibit R or otherwise on terms and conditions satisfactory to Administrative Agent in its sole discretion, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
          “Settlement Account Withdrawal” as defined in Section 3.2(b).
          “Settlement Escrow Account” means an Escrow Account maintained in accordance with the Settlement Account Escrow Agreement which shall have no amounts on deposit therein other than the amounts required to be on deposit therein pursuant to Section 3.1(x) and which amounts shall be available solely to fund a portion of the Custodial Trusts on the Exit Facility Conversion Date.
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer, if any (or alternatively chief executive officer or chief restructuring officer) of Holdings substantially in the form of Exhibit F-2.
          “Solvent” means, with respect to a Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Exit Facility Conversion Date and reflected in the Projections; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by Holdings, Borrower or any of its Subsidiaries which are customary for a seller or servicer of assets transferred in connection with a Securitization.
          “Subject Transaction” as defined in Section 6.7(d).
          “Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
          “Syndication Agent” as defined in the preamble hereto.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature imposed by a Governmental Authority.
          “Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).
          “Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan on the Closing Date, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $425,000,000.
          “Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of any of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.
          “Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Term Priority Collateral” means Collateral other than the ABL Collateral.
          “Terminated Lender” as defined in Section 2.20.
          “Title Policy” as defined in Section 3.5(v)(iv).
          “Tiwest Joint Venture” means the joint venture arrangement governed by the Tiwest Joint Venture Agreements.

          “Tiwest Joint Venture Agreements” means, collectively, (a) that certain Cooljarloo Mining Joint Venture Agreement, dated as of November 3, 1988, by and among Yalgoo, Tronox Australia and the other parties thereto, as amended by that certain Amending Deed to the Cooljarloo Mining Joint Venture Agreement, dated as of March 26, 1991, by and among Yalgoo, Tronox Australia and the other parties thereto; (b) that certain Processing Joint Venture Agreement, dated as of November 3, 1988, by and among Yalgoo, Tronox Australia and the other parties thereto, as amended by that certain Amending Deed to the Processing Joint Venture Agreement, dated as of March 26, 1991, by and among Yalgoo, Tronox Australia and the other parties thereto as further amended by the Supplemental Deed to Processing Joint Venture Agreement, dated June 30, 2008, by and among Yalgoo, Tronox Australia, Exxaro Sands and the other parties; (c) that certain Jurien Exploration Joint Venture Agreement, dated as of March 9, 1989, by and among Exxaro Sands, Tific Pty Ltd, Tronox Australia and the other parties thereto; (d) that certain Co-Operation Deed, dated as of November 3, 1988, by and among Exxaro Sands, Tronox Australia and the other parties thereto; (e) that certain Operations Management Agreement, dated as of December 16, 1988, as amended by that certain Supplemental Deed to the Operations Management Agreement, dated as of July 23, 2008, by and among Yalgoo, Tronox Australia and the other parties thereto; (f) that certain Development Agreement, dated March 25, 2008, by and among Tronox LLC, Tronox Australia, Yalgoo, Exxaro Sands and other parties thereto; (g) that certain Mineral Sands (Cooljarloo) Mining and Processing Agreement, dated November 8, 1988, by and among the State of Western Australia, Yalgoo, Tronox Australia, and the other parties thereto and (h) any other agreements related thereto.
          “Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries in connection with the transactions contemplated by the Existing DIP Credit Agreement, the Credit Documents or any Additional Credit Facility Documents, including any success or transaction fees payable by Holdings to its advisors and to the advisors engaged by or on behalf of the Committees.
          “Transactions” means, collectively, (i) the refinancing of the Existing Indebtedness and (ii) the entering into of the Credit Documents.
          “Tronox Australia” means Tronox Western Australia Pty Ltd, a company incorporated under the laws of Western Australia.
          “Tronox Luxembourg” as defined in the recitals hereto.
          “Trust Payments” means the cash payments required to be made to the Custodial Trusts in accordance with the Plan of Reorganization.
          “Type of Loan” means either a Base Rate Loan or a Eurodollar Rate Loan.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          “Unsecured Claim Holders” means holders of unsecured claims of the Credit Parties that are members of the Ad Hoc Committee appointed in the Chapter 11 Cases.
          “Unsecured Creditors Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases.
          “U.S. Lender” as defined in Section 2.17(c).

               “Variance Report” as defined in Section 5.1(e).
               “Verve Sale-Leaseback” means any sale-leaseback of the Verve co-generation facility located in Western Australia.
               “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
               “Withdrawal Certificate” means a certificate in the form attached to the Working Capital Account Escrow Agreement or the Settlement Account Escrow Agreement, as applicable.
               “Working Capital Account Escrow Agreement” means the Escrow and Security Agreement (Working Capital) substantially in the form of Exhibit S or otherwise on terms and conditions satisfactory to Administrative Agent in its sole discretion, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and in accordance with Section 6.14 hereof.
               “Working Capital Escrow Account” means an Escrow Account maintained in accordance with the Working Capital Account Escrow Agreement which shall have no amounts on deposit therein other than the amounts required to be on deposit therein pursuant to Section 3.1(x); provided that, without the prior written consent of Administrative Agent, Borrower shall not be permitted to withdraw or transfer any amounts on deposit in such Working Capital Escrow Account other than in accordance with Section 3.1(x).
               “Working Capital Escrow Amount” means $90,000,000, subject to any adjustment or reduction pursuant to the terms and conditions hereof.
               “Working Capital Withdrawal” as defined in Section 3.2(a).
               “Yalgoo” means Yalgoo Minerals Pty. Ltd., a company organized under the laws of Western Australia.
          1.2. Accounting Terms.
               (a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.
               (b) If at any time any change in GAAP or adoption of fresh-start accounting would affect the computation of any financial ratio or requirement set forth in this Agreement and either Borrower or Requisite Lenders shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP, as applicable, prior to such change therein and (ii) Borrower shall provide the reconciliation statements required by Section 5.1(g).
          1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.
          SECTION 2. LOANS
          2.1. Term Loans.
               (a) Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrower in an amount equal to the amount of such Lender’s Term Loan Commitment. Borrower may make only one borrowing under the Term Loan Commitment, which shall be on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.10 and 2.11, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.
               (b) Borrowing Mechanics for Loans. Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than one Business Day prior to the Closing Date or such shorter period of time acceptable to Administrative Agent. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
          2.2. [Intentionally Omitted].
          2.3. Use of Proceeds. The proceeds of the Term Loans shall be applied by Borrower to repay the Existing Indebtedness of the Credit Parties in full. No portion of the proceeds of the Loans shall be used (x) in any manner that causes or might cause the borrowing of the Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act or (y) to collateralize or secure Borrower’s Hedging Agreements or any other hedging arrangements. Nothing herein shall in any way prejudice or prevent any Agent or the Lenders from objecting, for any reason, to any requests, motions, or applications made in the Bankruptcy Court, including any application of final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest. Borrower and its Subsidiaries shall not use the proceeds of the Loans (i) for any purpose that is prohibited under the Bankruptcy Code or by the Interim or Final Order, which ever is then in effect, or (ii) to commence or prosecute or join in any action against any Agent or Lender seeking (x) to avoid, subordinate or recharacterize the Obligations or any of the Collateral Agent’s Liens, (y) any monetary, injunctive or other affirmative relief against any Agent or Lender or their Collateral in connection with the Credit Documents, or (z) to prevent or restrict the exercise by any Agent or Lender of any of their respective rights or remedies under the Credit Documents.
          2.4. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
               (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
               (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
               (c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan, payable to such Lender or its registered assigns.
          2.5. Interest on Loans.
               (a) Except as otherwise set forth herein, each Loan shall, subject to Section 2.27, bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
               (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
               (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.
               (b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to a Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or

Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
               (c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or the applicable Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or the applicable Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.
               (d) Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Loan, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
               (e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
          2.6. Conversion/Continuation.
               (a) Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:
               (i) to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

               (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.
               (b) Subject to Section 3.2(c), Borrower shall deliver a Conversion/ Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.
          2.7. Default Interest. Upon the occurrence and during the continuance of an Event of Default, and without further notice, motion or application to, hearing before, or order from the Bankruptcy Court, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
          2.8. Fees; Call Premium.
               (a) Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Loan, a closing fee in an amount equal to 1.0% of the stated principal amount of such Lender’s Term Loan to be funded on the Closing Date.
               (b) [Reserved.]
               (c) [Reversed.]
               (d) [Reserved.]
               (e) In the event all or any portion of the Loans are repaid for any reason (other than any repayments pursuant to Section 2.9 or Section 2.11(b) or (e)) (or repriced or effectively refinanced through any amendment of this Agreement) after the Closing Date, such repayments or repricings will be made at (i) 101.0% of the principal amount of the Loans repaid or repriced if such repayment or repricing occurs on or prior to the date that is twelve months after the Closing Date, and (ii) at par thereafter.
               (f) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

          2.9. Scheduled Payments. Commencing on March 31, 2011, the principal amounts of the Term Loans shall be repaid in consecutive quarterly installments of 0.25% of the principal amount of such Term Loans with the remaining principal amount of the outstanding Term Loans together with all other amounts owed hereunder with respect thereto to be paid in full no later than the Maturity Date. Notwithstanding the foregoing, each scheduled payment of the principal amount of the Term Loans, including on the Maturity Date (each such payment, an “Installment”) shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Sections 2.10, 2.11 and 2.12, as applicable.
          2.10. Voluntary Prepayments.
               (a) Any time and from time to time:
               (i) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and
               (ii) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.
               (b) All such prepayments shall be made:
               (i) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and
               (ii) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;
in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).
          2.11. Mandatory Prepayments.
               (a) Asset Sales.
          (i) No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds (other than Net Asset Sale Proceeds contemplated in clause (ii) below), Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that (A) no prepayment shall be required pursuant to this Section 2.11(a)(i) in respect of such Net Asset Sale Proceeds (other than with respect to the Net Asset Sale Proceeds of the sale of any Non-Core Real Estate Assets) in an aggregate amount not to exceed $35,000,000 from the Closing Date through the applicable date of determination so long as Holdings shall have delivered to Administrative Agent no later than the first Business Day following the date of receipt of such Net Asset Sale Proceeds a certificate of an Authorized Officer certifying that (x) no Default or Event of Default has occurred and is continuing, and (y) Holdings and its Subsidiaries intend to reinvest (or commit in writing to reinvest) such Net Asset Sale Proceeds in Collateral of Borrower and its Subsidiaries (other than ABL Collateral) during the Permitted Reinvestment Period and (B) no prepayment shall be required pursuant to this Section 2.11(a)(i) in respect of the Net Asset Sale Proceeds of the sale of the Non-Core Real Estate Assets in an amount not to exceed $50,000,000 from the Closing Date through the applicable date of determination, so long as Holdings shall have delivered to Administrative Agent no later than the first Business Day following the date of receipt of such Net Asset Sale Proceeds a certificate of an Authorized Officer certifying that (x) no Default or Event of Default has occurred and is continuing, and (y) Holdings and its Subsidiaries intend to reinvest (or commit in writing to reinvest) such Net Asset Sale Proceeds in the business of Borrower and its Subsidiaries during the Permitted Reinvestment Period; provided further, (A) all such Net Asset Sale Proceeds shall be held in the Asset Sale Proceeds Reinvestment Account pending reinvestment in accordance with this Section 2.11(a)(i) until the earlier of (x) the expiration of the applicable Permitted Reinvestment Period or, solely to the extent that such Net Asset Sale Proceeds have been committed in writing to be invested during such Permitted Reinvestment Period, ninety days after the expiration of such Permitted Reinvestment Period, and (y) the Maturity Date and (B) on and after the delivery by Administrative Agent of a Carve-Out Event Notice in accordance with Section 8.2, all such Net Asset Sale Proceeds (up to the amount of the Carve-Out Cap) shall be deposited into the Carve-Out Account and shall be reserved for payment of amounts due and owing to Committees in accordance with Section 8.2; provided, however, that any Net Asset Sale Proceeds received by a Foreign Subsidiary of Borrower from a sale or other disposition of property or assets otherwise permitted under the Credit Documents shall be excluded from this prepayment obligation to the extent applicable law or regulation prohibits transfer of such proceeds to Borrower or a Guarantor or such transfer would render such Foreign Subsidiary insolvent or reasonably likely to become insolvent or result in an adverse tax consequence; provided, further, if such Net Asset Sale Proceeds received by a Foreign Subsidiary of Borrower are not subject to the restrictions described in the immediately preceding proviso, the Borrower shall cause such Foreign Subsidiary to distribute such Net Asset Sale Proceeds to the Borrower promptly after receipt thereof.
               (ii) No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds received pursuant to the transactions contemplated by Section 6.8(m), Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100% of such Net Asset Sale Proceeds; provided that, (A) if Holdings has delivered to Administrative Agent, no later than the first Business Day following the date of receipt of such Net Asset Sale Proceeds a certificate of an Authorized Officer certifying that (x) no Default or Event of Default has occurred and is continuing, and (y) Holdings and its Subsidiaries intend to (A) reinvest (or commit in writing to reinvest) up to 50% of such Net Asset Sale Proceeds (such amount of Net Asset Sale Proceeds, the “Remaining Proceeds”) in Collateral of Borrower and its Subsidiaries (other than ABL Collateral) during the Permitted Reinvestment Period and/or (B) use such Remaining Proceeds to pay Taxes required to be paid on the portion of such Net Asset Sale Proceeds prepaid pursuant to this Section 2.11(a)(ii), then the Borrower shall not be required to make the foregoing prepayment with the Remaining Proceeds; provided, however, that all such Remaining Proceeds shall, (1) to the extent applicable law or regulation does not prohibit transfer of such Remaining Proceeds to the Asset Sale Proceeds Reinvestment Account or such transfer to the Asset Sale Proceeds Reinvestment Account would not render such Foreign Subsidiary insolvent or reasonably likely to become insolvent and would not result in an adverse tax consequence, be transferred to and held in the Asset Sale Proceeds Reinvestment Account pending reinvestment and/or payment of applicable Taxes in accordance with this Section 2.11(a)(i) until the earlier of (x) the expiration of the applicable Permitted Reinvestment Period or, solely to the extent that such Net Asset Sale

Proceeds have been committed in writing to be invested during such Permitted Reinvestment Period, ninety days after the expiration of such Permitted Reinvestment Period, and (y) the Maturity Date or, (2) to the extent applicable law or regulation prohibits transfer of such Remaining Proceeds to the Asset Sale Proceeds Reinvestment Account or such transfer to the Asset Sale Proceeds Reinvestment Account would render such Foreign Subsidiary insolvent or reasonably likely to become insolvent and would result in an adverse tax consequence, then such Remaining Proceeds shall be segregated by the applicable Subsidiary of the Borrower in a separate account of such Subsidiary and shall not be commingled with any other assets of such Subsidiary pending reinvestment and/or payment of applicable Taxes in accordance with this Section 2.11(a)(i) until the earlier of (x) the expiration of the applicable Permitted Reinvestment Period or, solely to the extent that such Net Asset Sale Proceeds have been committed in writing to be invested during such Permitted Reinvestment Period, ninety days after the expiration of such Permitted Reinvestment Period, and (y) the Maturity Date.
               (b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, that no prepayment shall be required pursuant to this Section 2.11(b), so long as Holdings shall have delivered to Administrative Agent no later than the first Business Day following the date of receipt of such Net Insurance/Condemnation Proceeds a certificate of an Authorized Officer certifying that (A) no Default or Event of Default has occurred and is continuing, and (B) Holdings and its Subsidiaries intend to reinvest such Net Insurance/Condemnation Proceeds in the Collateral of Borrower and its Subsidiaries (other than ABL Collateral) during the Permitted Reinvestment Period; provided, further, all such Net Insurance/Condemnation Proceeds shall be held in the Insurance/Condemnation Proceeds Reinvestment Account pending reinvestment in Collateral (other than ABL Collateral) until the earlier of (x) the expiration of the applicable Permitted Reinvestment Period and (y) the Maturity Date; provided,however, that any Net Insurance/Condemnation Proceeds received by a Foreign Subsidiary of Borrower shall be excluded from this prepayment obligation to the extent applicable law or regulation prohibits transfer of such proceeds to Borrower or a Guarantor or such transfer would render such Foreign Subsidiary insolvent or reasonably likely to become insolvent or result in an adverse tax consequence; provided, further, if such Net Insurance/Condemnation Proceeds received by a Foreign Subsidiary of Borrower are not subject to the restrictions described in the immediately preceding proviso, the Borrower shall cause such Foreign Subsidiary to distribute such Net Insurance/Condemnation Proceeds to the Borrower promptly after receipt thereof.
               (c) Issuance of Equity Securities. On the date of receipt by Holdings of any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Holdings or any of its Subsidiaries (other than (i) pursuant to any employee stock or stock option compensation plan, (ii) on the Exit Facility Conversion Date, the issuance of Equity Interests in connection with the New Money Investment pursuant to the Plan of Reorganization, and (iii) any issuance of Equity Interests in connection with Permitted Acquisitions, the Permitted Transaction and Consolidated Capital Expenditures, excluding any issuance constituting an initial public offering of the Equity Interests of Holdings or any of its Subsidiaries or Affiliates), Borrower shall prepay the Loans in an aggregate amount equal to 75% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; provided during any period in which the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter) shall be (x) 3.00:1.00 or less, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to 50% of such net proceeds and (y) 2.00:1.00 or less, Borrower shall only be required to may the prepayments otherwise required hereby in an amount equal to 25% of such net proceeds.
               (d) Issuance of Debt. On the first Business Day following receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
               (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year ending after the Exit Facility Conversion Date (with respect to the Fiscal Year ended December 31, 2011, Consolidated Excess Cash Flow shall be computed for the period from the Exit Facility Conversion Date to December 31, 2011), Borrower shall, subject to the Replacement Revolving Intercreditor Agreement, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.12(b) in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow; provided, that if, as of the last day of the most recently ended Fiscal Year, the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be (x) 3.00:1.00 or less, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to 50% of such Consolidated Excess Cash Flow or (y) 2.00:1.00 or less, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to 25% of such Consolidated Excess Cash Flow.
               (f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.11(a) through 2.11(e), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
               (g) Replacement Revolving Facility; Alternative Facility. Notwithstanding anything to the contrary in Sections 2.11(a) and 2.11(b), if the Replacement Revolving Facility or any Alternative Facility has been incurred, to the extent a prepayment is required under the Replacement Revolving Facility and any such Alternative Facility due to any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds constituting the proceeds of ABL Collateral, no prepayment shall be required under Sections 2.11(a) and 2.11(b).
          2.12. Application of Prepayments.
               (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.10 shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the scheduled remaining Installments of principal of the Term Loans in direct order of maturity.
               (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be prepaid pursuant to Sections 2.11(a) through 2.11(e) above shall be applied to prepay Term Loans on a pro rata basis to the remaining scheduled Installments of principal on such Loans.

               (c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15(c).
          2.13. General Provisions Regarding Payments.
               (a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
               (b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
               (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.
               (d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
               (e) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
               (f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.
               (g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.
          2.14. Ratable Sharing. Except as otherwise provided herein, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off, consolidation or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, including with respect to the Chapter 11 Cases, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
          2.15. Making or Maintaining Eurodollar Rate Loans.
               (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.
               (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).
               (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.
               (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
               (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.
          2.16. Increased Costs; Capital Adequacy.
               (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to Indemnified Taxes addressed therein), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional cost (other than Excluded Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
               (b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          2.17. Taxes; Withholding, Etc.
               (a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes.
               (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Indemnified Tax before the date on which penalties attach thereto in accordance with applicable law; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Indemnified Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.20) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, further, that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.
               (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of

United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate of Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise proving that it is entitled to such an exemption. In addition, if a payment made to a Lender or the Administrative Agent with respect to the Credit Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent, as applicable, fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower any documentation required by law or reasonably requested by the Borrower sufficient for the Borrower to comply with its obligations under FATCA and to determine that such Lender or the Administrative Agent has complied with such applicable reporting requirements. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Lender under Section 2.17(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in this Section 2.17(c), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer legally able to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
               (d) Refunds. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.17(d) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(d) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person.
               (e) Without limiting the provisions of Section 2.17(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law and shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
               (f) Borrower shall indemnify Administrative Agent and any Lender for the full amount of Indemnified Taxes (including, without limitation, Other Taxes), in each case arising in connection with payments made under this Agreement or any other Credit Document (including any such Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Borrower shall not be required to compensate any Lender or the Administrative Agent pursuant to this Section 2.17(f) for penalties, interest or other additions with respect to any Tax paid more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Borrower, in writing, of the Tax, and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor. Such payment shall be due within thirty (30) days of the Borrower’s receipt of such certificate.
          2.18. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
          2.19. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes an Insolvency Defaulting Lender, then during any Default Period with respect to such Insolvency Defaulting Lender, such Insolvency Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Credit Documents that requires the approval of Requisite Lenders. During any Default Period with respect to an Insolvency Defaulting Lender, any amounts that would otherwise be payable to such Insolvency Defaulting Lender under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees) may, in lieu of being distributed to such Insolvency Defaulting Lender, at the written direction of Borrower to Administrative Agent, be retained by Administrative Agent to collateralize indemnification and reimbursement obligations of such Insolvency Defaulting Lender in an amount reasonably determined by Administrative Agent. Performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Lender becoming an Insolvency Defaulting Lender or the operation of this Section 2.19. The rights and remedies against an Insolvency Defaulting Lender under this Section 2.19 are in addition to other rights and remedies which Borrower may have against such Insolvency Defaulting Lender as a result of it becoming an Insolvency Defaulting Lender and which Administrative Agent or any Lender may have against such Insolvency Defaulting Lender with respect thereto. Administrative Agent shall not be required to ascertain or inquire as to the existence of any Insolvency Defaulting Lender.
          2.20. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b)(i) any Lender shall become an Insolvency Defaulting Lender, (ii) the Default Period for such Insolvency Defaulting Lender shall remain in effect, and (iii) such Insolvency Defaulting Lender shall fail to cure the default as a result of which it has become a Insolvency Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Insolvency Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from a Terminated Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c), 2.16 or 2.17; or otherwise as if it were a prepayment (including for purposes of Section 2.8(e)) and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated

Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.
          2.21. Super Priority Nature of Obligations and Lenders’ Liens. At all times prior to the Exit Facility Conversion Date:
               (a) The priority of Secured Parties’ Liens on the Collateral owned by Credit Parties shall be set forth in the Interim Order and Final Order, whichever is then in effect.
               (b) All Obligations shall constitute administrative expenses of Credit Parties in the Chapter 11 Cases, with administrative priority and senior secured status under Sections 364(c)(1), 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, all as set forth in, and qualified entirely by, the Interim Order and the Final Order. Subject to the Carve-Out, such administrative claim shall have priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, and shall at all times be senior to the rights of Credit Parties, the estates of Credit Parties, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code; provided, that such super-priority administrative claim shall be pari passu with the super-priority administrative claim of the Replacement Facility Agent pursuant to the Replacement Revolving Facility, if any. The Liens granted to Secured Parties on the Collateral owned by Credit Parties, and the priorities accorded to the Obligations shall have the priority and senior secured status afforded by Sections 364(c)(1), 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code (all as more fully set forth in the Interim Order and Final Order, whichever is then in effect) senior to all claims and interests other than the Carve-Out and to the extent provided in any Replacement Revolving Intercreditor Agreement, the ABL Liens securing the Obligations (as defined in the Replacement Revolving Facility as in effect on the date hereof or as amended in accordance with any Replacement Revolving Intercreditor Agreement) and as otherwise provided in the Interim Order and the Final Order.
               (c) The Secured Parties’ Liens on the Collateral owned by Credit Parties and Secured Parties’ respective administrative claims under Sections 364(c)(1), 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code afforded the Obligations shall also have priority over any claims arising under Section 506(c) of the Bankruptcy Code subject and subordinate only to the Carve-Out and to the extent provided in any Replacement Revolving Intercreditor Agreement, the Liens securing the Obligations (as defined in the Replacement Revolving Facility as in effect on the date hereof or as amended in accordance with any Replacement Revolving Intercreditor Agreement). Except as set forth herein, any Replacement Revolving Intercreditor Agreement or in the Interim Order and Final Order, whichever is then in effect, no other claim having a priority superior or pari passu to that granted to Secured Parties by the Interim Order and Final Order, whichever is then in effect, shall be granted or approved while any Obligations under this Agreement remain outstanding. Except for the Carve-Out, no costs or expenses of administration shall be imposed against Administrative Agent, Lenders, any other Secured Party or any of the Collateral under Sections 105 or 506(c) of the Bankruptcy Code, or otherwise, and each of the Credit Parties hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under Sections 105 or 506(c) of the Bankruptcy Code, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against Administrative Agent, the Lenders or any other Secured Party.

          2.22. Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Credit Documents, the Agents and Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.
          2.23. No Discharge; Survival of Claims. Holdings and Borrower, on behalf of itself and its Subsidiaries, agree that (a) the Obligations hereunder shall not be discharged by the entry of the Confirmation Order or any other order confirming any plan of reorganization of any or all of Holdings, Borrower and their respective Subsidiaries (and each of Holdings and Borrower, on behalf of itself and its Subsidiaries, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the super-priority administrative claim granted to the Agents and Lenders pursuant to the Interim Order and Final Order and described therein and the Liens granted to the Agents pursuant to the Interim Order and Final Order and described therein shall not be affected in any manner by the entry of the Confirmation Order any other order confirming any plan of reorganization of any or all of Holdings, Borrower and their respective Subsidiaries.
          2.24. Release. Subject to and qualified entirely by the Interim Order or Final Order, as applicable, Holdings and Borrower, on behalf of itself and its Subsidiaries, hereby acknowledges that neither Holdings, Borrower nor any of its Subsidiaries has any defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the Credit Parties’ liability to repay the Secured Parties as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from any Secured Party, solely in its capacity as a Secured Party. Borrower, in its own right and with respect to its Subsidiaries and the Credit Parties’ bankruptcy estates, and on behalf of all their respective successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, (collectively, the “Releasing Parties”), hereby fully, finally and forever release and discharge each Secured Party and all of each Secured Party’s past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the other Credit Documents, the Plan Support Agreement, the Interim Order, the Final Order, the Disclosure Statement or the Plan of Reorganization and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.
          2.25. Waiver of any Priming Rights and Non-Consensual Use of Cash Collateral. Upon the Closing Date, and on behalf of themselves and their estates, and for so long as any Obligations shall be outstanding, each of Holdings and Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives (i) any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or

otherwise, to grant, or to seek Bankruptcy Court approval of the granting of, any Lien of equal or greater priority than the Liens securing the Obligations, or to grant, or to seek Bankruptcy Court approval of the granting of, a claim of equal or greater priority than the Obligations, except as permitted hereunder and under the Interim Order and Final Order, and (ii) except as provided herein and in the Interim Order or Final Order, any right, pursuant to Section 363 of the Bankruptcy Code or otherwise, to use, or to seek Bankruptcy Court approval of the use of, Collateral proceeds or any other cash collateral (as defined in the Bankruptcy Code) in any manner not permitted by the Credit Documents or otherwise without the consent of Administrative Agent.
          2.26. Working Capital Escrow Account, Settlement Escrow Account and Reinvestment Accounts.
               (a) On the Closing Date, the amount on deposit in the Working Capital Escrow Account shall be the amount that was on deposit in such account immediately prior to the Closing Date pursuant to the Existing DIP Credit Agreement. If the Borrower obtains a Replacement Revolving Facility or Alternative Facility on or prior to the Exit Facility Conversion Date, then on the date on which such Replacement Revolving Facility or Alternative Facility is consummated, all amounts on deposit in the Working Capital Escrow Account shall be transferred to the Settlement Escrow Account, and the Working Capital Escrow Account shall be closed.
               (b) Except as set forth in clause (a) above, amounts on deposit in the Working Capital Escrow Account shall be released for general corporate and working capital purposes of Borrower and its Subsidiaries in accordance with Section 3.2. Amounts on deposit in the Settlement Escrow Account shall be released on the Exit Facility Conversion Date (after giving effect to any transfer of funds to the Settlement Escrow Account from the Working Capital Escrow Account pursuant to clause (a) above) and applied, as specified by Borrower in writing in advance of the Exit Facility Conversion Date, (i) to fund a portion of the Custodial Trusts on the Exit Facility Conversion Date and (ii) for general corporate and working capital purposes on and after the Exit Facility Conversion Date.
               (c) If the Maturity Date occurs prior to the Exit Facility Conversion Date, all proceeds in the Settlement Escrow Account and the Working Capital Escrow Account on the Maturity Date shall be used to repay the Term Loans in full.
          2.27. Term Loan Commitment Increase. On or prior to the Exit Facility Conversion Date, and only if the Borrower or any Guarantor has not obtained a Replacement Revolving Facility or Alternative Facility, Borrower may by written notice to Administrative Agent elect to request the establishment of one new term loan commitment (the “New Term Loan Commitment”) in an amount not in excess of $90,000,000. Such notice shall specify (A) the date (the “Increased Amount Date”) on which Borrower proposes that the New Term Loan Commitment shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom Borrower proposes any portion of such New Term Loan Commitment be allocated and the amounts of such allocations; provided that Administrative Agent may elect or decline to arrange such New Term Loan Commitment in its sole discretion and any Lender approached to provide all or a portion of the New Term Loan Commitment may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitment shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitment; (2) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Term Loan Commitment; (3) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (and in all respects to the extent that such representation and warranty is already qualified by materiality) on and as of the Increased Amount Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (and in all respects to the extent that such representation and warranty is already qualified by materiality) on and as of such earlier date; (4) the New Term Loan Commitment shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Term Loan Lenders and Administrative Agent, each of which shall be recorded in the Register, and each New Term Loan Lender shall be subject to the requirements set forth in Section 2.17(c); (5) the Borrower shall make any payments required pursuant to Section 2.15(c) in connection with the New Term Loan Commitment; and (6) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. The New Term Loans made on the Increased Amount Date shall be designated a separate series of New Term Loans for all purposes of this Agreement.
               On the Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to Borrower (collectively, the “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loan made pursuant thereto.
               Immediately upon receipt thereof, the Borrower shall cause 100% of the proceeds of the New Term Loans to be deposited in the Settlement Escrow Account for further application in accordance with Section 2.26.
               The terms and provisions of the New Term Loan and New Term Loan Commitment shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans. In any event, the yield applicable to the New Term Loan shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the yield applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans) shall not be greater than the applicable yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans (including any upfront fees or original issue discount payable to the initial Lenders hereunder), plus 0.50% per annum unless the interest rate with respect to the Term Loans is increased so as to cause the then applicable yield under this Agreement on the Term Loans to equal the yield then applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans), minus 0.50%; provided, however, if, within 120 day after the funding of the New Term Loans, the Borrower repays the entire principal amount of such New Term Loans with the proceeds of a Replacement Revolving Facility substantially contemporaneously with the receipt of such proceeds (it being understood and agreed that any such repayment of the New Term Loans made substantially contemporaneously with the receipt of such proceeds of a Replacement Revolving Facility shall not be subject to the ratable sharing provisions set forth in Section 2.14), to the extent that the interest rate with respect to the Term Loans was increased pursuant to the foregoing proviso (such increased margins, the “Increased Rate”), then, from and after the date of such repayment in full of the New Term Loans, the interest rate that will apply to the Term Loans shall be the interest rate applicable to the Term Loans prior to giving effect to the Increased Rate. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.27.

          SECTION 3. CONDITIONS PRECEDENT
          3.1. Closing Date. The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
               (a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document (other than the Collateral Documents to be delivered after the Closing Date pursuant to Section 3.1(g)(ii) and Section 3.5) as Administrative Agent shall request, originally executed and delivered by each applicable Credit Party. Administrative Agent and Collateral Agent shall be satisfied, each in their sole discretion, with the form and substance of the Schedules and Exhibits hereto.
               (b) Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of each Credit Party, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the board of directors (or similar governing body) of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto; and (v) such other documents as Administrative Agent may reasonably request.
               (c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.1.
               (d) Closing Date. Borrower shall have satisfied the conditions precedent in this Section 3.1, and the Lenders shall have made the Loans, on or before 5:00 p.m. (New York time) on December 24, 2010.
               (e) Existing Indebtedness. Administrative Agent shall be satisfied, in its sole discretion, that:
               (i) on the Closing Date, Holdings, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings, Borrower and its Subsidiaries thereunder being repaid on the Closing Date and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation or cash collateralization of any outstanding letters of credit; and
               (ii) all Indebtedness of Holdings, Borrower and its Subsidiaries (other than the Existing Indebtedness and the Loans) and any Liens securing the same that are outstanding immediately prior to the Closing Date shall not exceed the amounts set forth on Schedule 6.1.
               (f) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
          (g) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, or to evidence such creation, a valid, perfected First Priority security interest in the personal property Collateral in the United States, each Credit Party shall have delivered to Collateral Agent:
               (i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize UCC financing statements, and execute and deliver originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein); including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the appropriate jurisdictions, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized and, if applicable, executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
               (ii) the certificates evidencing all of the issued and outstanding Equity Interests owned by the Credit Parties and pledged pursuant to the Pledge and Security Agreement, which certificates shall be accompanied by undated instruments of transfer duly executed in blank, and such other instruments and documents as shall be necessary or, in the reasonable opinion of Administrative Agent, desirable under applicable law to perfect (subject to certain Permitted Liens) the First Priority security interest of the Collateral Agent in such Equity Interests; provided that, to the extent the terms of the Interim Order provide for a perfected security interest in such Equity Interests, the Credit Parties shall be permitted to deliver such certificates to Administrative Agent within 10 Business Days after the Closing Date or such longer period as may be agreed to by Administrative Agent, but in any event, no longer than 15 Business Days after the Closing Date;
               (iii) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein), including UCC financing statements, reasonably required by Collateral Agent; and
               (iv) evidence satisfactory to Collateral Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to Collateral Agent for the tracking of all UCC financing statements of Borrower and the Guarantors and that will provide notification to Collateral Agent of, among other things, the upcoming lapse or expiration thereof.
          (h) Financial Statements; Projections. Administrative Agent shall have received from Holdings (i) the Historical Monthly Statements, (ii) pro forma consolidated balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transaction, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, and (iii) the Projections.
          (i) Opinion of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinion of Kirkland & Ellis LLP, counsel for Credit Parties, dated as of the Closing Date, in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
          (j) Fees. Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Sections 2.8(a) and (f) and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.
          (k) Closing Date Certificate. Holdings and Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
          (l) No Litigation. Other than the Chapter 11 Cases and the Anadarko Litigation, there shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority with respect to the Existing Indebtedness, the DIP Facility or that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Transaction, the financing thereof or any of the other transactions contemplated by the Credit Documents or that could have a Material Adverse Effect.
          (m) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
          (n) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Term Loans.
          (o) Minimum EBITDAR. The pro forma financial statements delivered to the Lender pursuant to Section 3.1(h)(ii) shall show pro forma Consolidated Adjusted EBITDAR of Holdings and its Subsidiaries after giving effect to the Transactions (calculated with such additional adjustments that Administrative Agent agrees are appropriate) for the twelve-month period ended September 30, 2010, and for the latest twelve-month period for which financial statements are available, of not less than $160,000,000.
          (p) Patriot Act. At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).
          (q) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice no later than one Business Day prior to the Closing Date or such shorter period of time acceptable to Administrative Agent.
          (r) No Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions that would constitute an Event of Default or a Default.
          (s) Plan Support Agreement and Equity Commitment Agreement. Each of the Plan Support Agreement and the Equity Commitment Agreement shall have been duly executed and delivered by the parties thereto, shall be in full force and effect and shall not have been amended, supplemented or otherwise modified without the prior written consent of Administrative Agent except in accordance with the respective provisions thereof.
          (t) Initial Approved Budget. Administrative Agent shall have received an initial cash flow budget for a period from the Closing Date to the Maturity Date (as in effect on the Closing Date) substantially in the form of Exhibit M attached hereto (the “Initial Approved Budget”) or otherwise in form and substance satisfactory to Administrative Agent.
          (u) Cash Flow Forecast. Administrative Agent shall have received an initial statement of sources and uses of Cash of Borrower and its Subsidiaries from the first day of the week in which the Closing Date occurs through the last day of the week that is 13 weeks thereafter substantially in the form of Exhibit O or otherwise in form and substance satisfactory to Administrative Agent (the “Initial Cash Flow Forecast”).
          (v) Interim Order and Other Bankruptcy Court Filings. Administrative Agent shall have received a signed copy of an order of the Bankruptcy Court in substantially the form attached hereto as Exhibit N or with such changes as shall be satisfactory to Administrative Agent in its sole discretion (the “Interim Order”), which shall have been duly entered on the docket, and the Interim Order shall be in full force and effect on or before 11:59 p.m. (New York time) on October 27, 2010, and shall not have been vacated, reversed, modified, amended or stayed without the written consent of Requisite Lenders and, if the Interim Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by the Credit Parties of their respective obligations under the Credit Documents shall be the subject of a presently effective stay pending appeal.
          (w) Excess Availability. Administrative Agent shall have received satisfactory evidence that as of the Closing Date, and after giving effect to all payments to be made upon consummation of the Transactions, that Excess Availability of Holdings and its Subsidiaries is equal to or greater than $58,000,000.
          (x) Escrow Accounts. The Settlement Account Escrow Agreement shall be in full force and effect, and the amount on deposit in the Settlement Escrow Account shall not be less than $35,000,000, and (ii) the Working Capital Account Escrow Agreement shall be in full force and effect.
     3.2. Conditions to Withdrawals from Working Capital Escrow Account and Settlement Escrow Account.
          (a) Conditions Precedent to Withdrawal from Working Capital Escrow Account. Borrower shall have the right to make withdrawals from the Working Capital Escrow Account (a “Working Capital Withdrawal”) for the working capital and general corporate purposes of Borrower and its Subsidiaries in the manner set forth in the Working Capital Escrow Agreement (unless otherwise agreed to by Borrower and Administrative Agent), and Administrative Agent shall direct the Escrow Agent to make such Working Capital Withdrawal, subject to the satisfaction of the following conditions precedent on or prior to the date of each such proposed withdrawal (such date, the “Requested Working Capital Withdrawal Date”):
               (i) Administrative Agent shall have received a fully executed Withdrawal Certificate signed by an Authorized Officer of Borrower no later than 12:00 p.m. (New York City time) at least one Business Day prior to the Requested Working Capital Withdrawal Date and Borrower shall use commercially reasonable efforts to promptly confirm by telephone Administrative Agent’s receipt of such Withdrawal Certificate; and
               (ii) Except with respect to withdrawals contemplated in Section 2.26(a), Administrative Agent shall have received a fully executed certificate of an Authorized Officer certifying that:
                    (A) the ratio of (x) the net (after reserves maintained in conformity with GAAP) book value of accounts receivable and inventory of the Credit Parties as of the date of the most recent monthly financial statements delivered by Holdings to Lenders pursuant to Section 5.1(a) to (y) the difference between the Working Capital Escrow Amount and the aggregate principal amount of the Working Capital Escrow Account as of the Requested Working Capital Withdrawal Date after giving effect to such Working Capital Withdrawal shall be no less than 1.50:1.00;
                    (B) after giving pro forma effect to the intended application of proceeds of the Working Capital Withdrawal to be made on the Requested Working Capital Withdrawal Date, the aggregate Cash and Cash Equivalents of the Credit Parties (excluding proceeds in the Working Capital Escrow Account, the Settlement Escrow Account and the Reinvestment Accounts) shall not exceed $45,000,000; and
                    (C) as of such Requested Working Capital Withdrawal Date, no event shall have occurred and be continuing or would result from the consummation of such Working Capital Withdrawal (and the use of proceeds thereof) that would constitute an Event of Default or a Default.
          (b) Conditions Precedent to Withdrawal from Settlement Escrow Account. Borrower shall have the right to make withdrawals from the Settlement Escrow Account (a “Settlement Account Withdrawal”) in order to fund one or more custodial accounts and for general corporate and working capital purposes on and after the Exit Facility Conversion Date in the manner set forth in the Settlement Account Escrow Agreement (unless otherwise agreed to by Borrower and Administrative Agent) and Administrative Agent shall direct the Escrow Agent to make such Settlement Account Withdrawal, subject to the satisfaction of the following conditions precedent on or prior to the date of each such proposed withdrawal (such date, the “Requested Settlement Account Withdrawal Date”):
               (i) Administrative Agent shall have received a fully executed Withdrawal Certificate signed by an Authorized Officer of Borrower no later than 12:00 p.m. (New York City time) at least one Business Day prior to the Requested Settlement Account Withdrawal Date and Borrower shall use commercially reasonable efforts to promptly confirm by telephone Administrative Agent’s receipt of such Withdrawal Certificate; and
               (ii) Administrative Agent shall have received a fully executed certificate of an Authorized Officer certifying that as of such Requested Settlement Account Withdrawal Date, no event shall have occurred and be continuing or would result from the consummation of such Settlement Account Withdrawal (and the use of proceeds thereof) that would constitute an Event of Default or a Default.

               (c) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed Working Capital Withdrawal, Settlement Account Withdrawal or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.
          3.3. [Reserved.]
          3.4. Exit Facility Option. The Lenders hereby grant Borrower the option (the “Exit Facility Option”) to cause the DIP Facility to be converted to an Exit Facility in accordance with Section 3.6 upon the effective date of the Plan of Reorganization, such option being subject to the conditions of Section 3.5 of this Agreement.
          3.5. Conditions to Exit Facility Option. On or prior to the Exit Facility Conversion Date, the obligations of each Lender to continue to make or hold Loans and to extend the maturity thereof beyond the Maturity Date then in effect are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Exit Facility Conversion Date:
               (a) the Exit Facility Conversion Date shall occur not later than the Maturity Date as in effect immediately prior to the exercise by Borrower of the Exit Facility Option;
               (b) Collateral Agent shall have received:
               (i) a completed Collateral Questionnaire dated as of a date on or about the Exit Facility Conversion Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized and, if applicable, executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective (after giving effect to the transactions contemplated to occur on the Exit Facility Conversion Date) UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
               (ii) with respect to any New Credit Parties, and otherwise to the extent not previously provided in connection with the DIP Facility, opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case substantially similar to those delivered on the Closing Date with such changes as the Collateral Agent or Administrative Agent may reasonably require;
               (iii) with respect to any New Credit Parties, and otherwise to the extent not previously provided in connection with the DIP Facility, the certificates evidencing all of the issued and outstanding Equity Interests owned by the Credit Parties and pledged pursuant to the Pledge and Security Agreement, which certificates shall be accompanied by undated instruments of transfer duly executed in blank, and such other instruments and documents as shall be necessary or, in the reasonable opinion of Administrative Agent, desirable under applicable law to perfect (subject to certain Permitted Liens) the First Priority security interest of the Collateral Agent in such Equity Interests; and
               (iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein), including UCC financing statements, reasonably required by Collateral Agent to the extent necessary to maintain or cause the perfection of the Liens granted under the Credit Documents (to the extent required thereunder).
          (c) Collateral Agent shall have received endorsements from Borrower’s insurance broker naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
          (d) All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously delivered and found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
          (e) Borrower shall have paid to Administrative Agent, for the account of Administrative Agent and the Lenders, as applicable, all properly documented fees and expenses (including reasonable fees and expenses of counsel payable hereunder) due and payable on or before the Exit Facility Conversion Date).
          (f) (i) The Bankruptcy Court shall have entered the Confirmation Order and (x) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, (y) unless otherwise waived by Administrative Agent, no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order may be pending, and (z) the Confirmation Order must otherwise be in full force and effect, and shall not have been vacated, reversed, modified, amended or stayed in any respect that, in the good faith judgment of Administrative Agent, is adverse to any or all of Administrative Agent, the Collateral Agent and the Lenders without the written consent of Administrative Agent, (ii) the Plan of Reorganization and all documents filed in connection therewith (x) shall contain terms that either (A) are not inconsistent with, or do not conflict with, the terms of the Credit Documents, the Interim Order or the Final Order and do not adversely affect the Lenders’ interests, Liens, rights, remedies, benefits or other protections under the Credit Documents, or (B) are acceptable to Administrative Agent in its sole discretion, (y) shall have become effective in accordance with its terms, and (z) shall not have been modified, altered, amended or otherwise changed or supplemented in any respect that, in the good faith judgment of Administrative Agent, is adverse to any or all of Administrative Agent, the Collateral Agent and the Lenders without the written consent of Administrative Agent, (iii) all conditions precedent to the effectiveness of the Plan of Reorganization (other than the conversion of the DIP Facility to the Exit Facility pursuant hereto) shall have been satisfied or shall be satisfied substantially simultaneously with the conversion of the DIP Facility to the Exit Facility or waived (with the prior written consent of Administrative Agent if in the good faith judgment of Administrative Agent such waiver is adverse to any or all of Administrative Agent, the Collateral Agent and the Lenders), and (iv) the transactions contemplated by the Plan of Reorganization and the Confirmation Order to occur on the effective date of the Plan of Reorganization and the Confirmation Order shall be consummated on the effective date of the Plan of Reorganization (and pursuant to the Plan of Reorganization, the Existing Credit Parties and the New Credit Parties and their respective property shall have been discharged from, and have no further liability with respect to, Claims and Liens against the Existing Credit Parties (including, without limitation, with respect to Environmental Claimants, Environmental Legacy Liabilities and other Environmental Claims) provided in the Plan of Reorganization) and substantially simultaneously with the occurrence of the Exit Facility Conversion Date.
          (g) Administrative Agent shall have received a pro forma consolidated balance sheet and any other applicable financial statements of Borrower and its Subsidiaries as of the last month and Fiscal Quarter ended at least 45 days prior to the Exit Facility Conversion Date for which financial statements are available, together with a Financial Officer Certification of Borrower certifying that such balance sheet and other financial statements accurately present the financial position of Borrower and its Subsidiaries, in accordance with GAAP (to the extent applicable), as of such date subject to changes resulting from fresh-start accounting and normal year-end adjustments.
          (h) Administrative Agent shall have received an originally executed copy of the favorable written opinions (substantially similar to those delivered on the Closing Date with such changes as Administrative Agent may reasonably require) of Kirkland & Ellis LLP, counsel for Credit Parties, dated as of the Exit Facility Conversion Date (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent and the Lenders).
          (i) After giving effect to the consummation of the Plan of Reorganization, each entity proposed to be a Credit Party subsequent to the Exit Facility Conversion Date shall have obtained (i) all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents, except for those consents and Governmental Authorizations the failure of which to so obtain would not reasonably be expected to have a Material Adverse Effect and (ii) those consents set forth on Schedule 3.5(i), and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. After giving effect to the consummation of the Plan of Reorganization, no change in law or regulation shall be applicable in the reasonable judgment of Administrative Agent that would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
          (j) [Reserved.].
          (k) Borrower shall have given, and the Lenders shall have received, not less than ten Business Days’ prior written notice of the exercise of the Exit Facility Option.
          (l) Administrative Agent shall have received a Solvency Certificate from the chief financial officer, if any (or alternatively chief executive officer or chief restructuring officer) of Holdings, on a pro forma basis after giving effect to the confirmation of the Plan of Reorganization, the consummation of the transactions contemplated thereby and the occurrence of the Exit Facility Conversion Date.
          (m) Borrower shall be in compliance with the financial covenants set forth in Section 6.7(a) and (b) as of the most recent Fiscal Quarter-end for which financial statements are available prior to the Exit Facility Conversion Date.
          (n) Administrative Agent shall have received the Accession and Novation Agreement, executed and delivered in accordance with Section 3.6(a).
          (o) As of the Exit Facility Conversion Date, after giving effect to the consummation of the Plan of Reorganization (including the occurrence of the Exit Facility Conversion Date), the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Exit Facility Conversion Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.
          (p) As of the Exit Facility Conversion Date, no event shall have occurred and be continuing or would result from the exercise by Borrower of the Exit Facility Option that would constitute an Event of Default or a Default.
          (q) Administrative Agent shall have received satisfactory evidence that Excess Availability of Holdings and its Subsidiaries as of the Exit Facility Conversion Date (after giving effect to any payments required in connection with the consummation of the Plan of Reorganization and the Exit Facility Conversion Date) is equal to or greater than $58,000,000.
          (r) The Henderson Lease Documents shall have been entered into and be in full force and effect.
          (s) Concurrently with the consummation of the Plan of Reorganization, (a) all pre-existing Indebtedness of the Credit Parties (other than the Term Loans and the Indebtedness and other obligations outstanding under the Replacement Revolving Facility or any Alternative Facility) shall have been satisfied or otherwise treated in the manner specified in the Plan of Reorganization, and all Liens and security interests related thereto, to the extent required by the Plan of Reorganization, shall have been terminated or released, (b) the respective Indebtedness of the Credit Parties and any Liens securing same that are outstanding immediately after the consummation of the Plan of Reorganization shall not exceed the amount contemplated by the Plan of Reorganization, (c) no default shall have occurred and be continuing under the Replacement Revolving Facility immediately prior to the Exit Facility Conversion Date, and (d) there shall not occur as a result of, and after giving effect to, the Exit Facility Option and the Revolving Exit Facility Option, a default (or any event which with the giving of notice or lapse of time or both will be a default) under any of the reorganized Credit Parties’ debt instruments and other material agreements.
          (t) Holdings shall have (i) received the net proceeds of the New Money Investment, the gross amount of which shall be no less than $185,000,000, and such New Money Investment shall otherwise be in form and substance reasonably satisfactory to Administrative Agent and (ii) contributed the same to Borrower as cash common equity, and the net proceeds thereof shall be used to fund, in part, the Trust Payments. Administrative Agent shall be satisfied in its sole discretion that the reorganized Credit Parties shall have the funds necessary to make the Trust Payments in full on the effective date of the Plan of Reorganization (and all sources of such funds shall be in an amount and in form and substance satisfactory to Administrative Agent, in its sole discretion) and such funds shall be used to fund, together with the New Money Investment, the Trust Payments in full.
          (u) All Environmental Claimants shall have signed a settlement or other agreement, in each case, setting forth and confirming their respective agreements to release and/or covenant not to sue the reorganized Credit Parties (and any other Credit Parties under the Exit Facility) from and against any liability in respect of any Environmental Claims (on the terms and conditions set forth in the Plan of Reorganization and otherwise in form and substance reasonably acceptable to Administrative Agent), and the Environmental Settlement Documents shall be in full force and effect, be a legally valid and binding obligation of each party thereto and all notice and comment periods required under applicable law with respect thereto shall have expired.
          (v) In order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:
               (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.5(v) (each, a “Mortgaged Property”);
               (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;
               (iii) to the extent available after the use of commercially reasonable efforts by the Credit Parties, in the case of each Leasehold Property that is a Material Real Estate Asset, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;
               (iv) (A) ALTA mortgagee title insurance policies with all endorsements requested by Collateral Agent or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;
               (v) flood certifications with respect to all Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent; and
               (vi) ALTA surveys of all Mortgaged Properties which are not Leasehold Properties, certified to Collateral Agent.
               (w) Administrative Agent shall have received from Borrower and each applicable Guarantor fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable memorializing and recording the Lien on the U.S. Intellectual Property owned by any Credit Party and listed in Schedule 5.2 to the Pledge and Security Agreement.
               (x) Borrower shall have caused the depositary institution maintaining each Deposit Account (other than (x) payroll accounts and (y) accounts holding Cash and Cash Equivalents of no more than $2,500,000 as of the close of business on each Business Day) to enter into a customary Control Agreement in form reasonably satisfactory to Administrative Agent, pursuant to which such institution shall agree to comply with Administrative Agent’s instructions with respect to the disposition of funds in such Deposit Account upon the occurrence and during the continuance of an Event of Default.
          3.6. Conversion to Exit Facility. (a) Pursuant to the Plan of Reorganization and upon the effective date thereof, the reorganized Borrower and the reorganized Guarantors and/or certain other newly-formed entities (the “New Credit Parties”) which are reasonably acceptable to Administrative Agent shall have purchased or otherwise acquired substantially all of the Facilities and other related operating assets (other than property subject to the Environmental Legacy Liabilities, except for the Facilities located in Henderson, Nevada and Savannah, Georgia, of Borrower and the Guarantors) (the Persons in such capacities as of the time immediately prior to the Exit Facility Conversion Date, the “Existing Credit Parties”). In the event that Borrower exercises the Exit Facility Option and upon (i) the execution and delivery by the New Credit Parties and the Existing Credit Parties of an accession, assumption and novation agreement in form and substance reasonably satisfactory to Administrative Agent (the “Accession and Novation Agreement”) and (ii) the satisfaction (or waiver in accordance with the terms of this Agreement) of the other conditions precedent set forth in Section 3.5:
               (i) each of (x) the Existing Credit Parties and (y) Administrative Agent, the Collateral Agent and the Lenders shall be released from further obligations towards one another under this Agreement and the other Credit Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);
               (ii) each of (x) the New Credit Parties and (y) Administrative Agent, the Collateral Agent and the Lenders shall, by novation, assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that each New Credit Party and Administrative Agent, the Collateral Agent and the Lenders shall have assumed and/or acquired the same respective obligations and rights in place of each Existing Credit Party (in each case as either Borrower or Guarantor, as specified in the Accession and Novation Agreement) and Administrative Agent, the Collateral Agent and the Lenders; and each New Credit Party shall become a party hereto as the “Borrower” or as a “Guarantor”, as applicable;
               (iii) Administrative Agent, the Collateral Agent and the Lenders shall retain the same rights and obligations among themselves as they would have had the New Credit Parties at all times been Existing Credit Parties; and

               (iv) on and following the Exit Facility Conversion Date the defined terms “Borrower”, “Guarantor” and “Credit Parties” shall be construed to refer to each applicable New Credit Party, in accordance with the provisions of this Section 3.6(a).
               (b) Each of the Existing Credit Parties, the New Credit Parties, Administrative Agent, the Collateral Agent and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents (at the sole joint and several cost and expense of the Existing Credit Parties and the New Credit Parties) as Administrative Agent may reasonably request and solely as are necessary to give effect to the provisions of this Section 3.6 including amending or amending and restating this Agreement to remove those provisions that apply solely to the period prior to the Exit Facility Conversion Date; provided, however that the consent of, or other action by, any of the Lenders or Agents is not a condition precedent to the effectiveness of the Accession and Novation Agreement and the provisions of Section 3.6(a).
          SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Agents and Lenders to enter into this Agreement and to make each Loan to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and the Exit Facility Conversion Date that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):
          4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, upon entry by the Bankruptcy Court of the Interim Order, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing (or with respect to Foreign Subsidiaries, to the extent such concept is applicable in the relevant jurisdiction) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
          4.2. Equity Interests and Ownership. The Equity Interests of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Equity Interests of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.
          4.3. Due Authorization. (A) On the Closing Date, upon entry by the Bankruptcy Court of the Interim Order, the execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto and (B) on the Exit Facility Conversion Date, upon entry of the Bankruptcy Court of the Confirmation Order, the execution, delivery and performance of any Credit Documents entered into on such date, have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

          4.4. No Conflict. (A) On the Closing Date, upon entry by the Bankruptcy Court of the Interim Order, and (B) on the Exit Facility Conversion Date, upon entry by the Bankruptcy Court of the Confirmation Order, in each case, the execution, delivery and performance by Credit Parties of the Credit Documents entered into on such date and to which such Credit Parties are parties and the consummation of the transactions contemplated by such Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties and any Liens created under any Additional Facility Credit Documents in favor of the Replacement Facility Agent or any Alternative Facility Agent, as the case may be); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.
          4.5. Governmental Consents. (A) On the Closing Date, upon entry by the Bankruptcy Court of the Interim Order, and (B) on the Exit Facility Conversion Date, upon entry by the Bankruptcy Court of the Confirmation Order, in each case, the execution, delivery and performance by Credit Parties of the Credit Documents entered into on such date and to which such Credit Parties are parties and the consummation of the transactions contemplated by such Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for entry by the Bankruptcy Court of the Interim Order and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.
          4.6. Binding Obligation. (A) On the Closing Date, upon entry by the Bankruptcy Court of the Interim Order, and (B) on the Exit Facility Conversion Date, upon entry by the Bankruptcy Court of the Confirmation Order, in each case, each Credit Document entered into on such date has been duly executed and delivered by each Credit Party that is a party thereto and, upon entry by the Bankruptcy Court of the Interim Order, is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          4.7. Historical Financial Statements. The Historical Financial Statements (other than restatements due to environmental or tort liabilities) were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.
          4.8. Projections. On and as of the Closing Date, the projections of Borrower and its Subsidiaries for the period commencing with the Closing Date through December 31, 2013 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Borrower believed that the Projections were reasonable and attainable.

          4.9. No Material Adverse Effect. Since September 30, 2008, other than the filing of the Chapter 11 Cases, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.
          4.10. Adverse Proceedings, Etc. Except for the Chapter 11 Cases, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          4.11. Payment of Taxes. Except as otherwise permitted under Section 5.3, all Post-Petition tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Post-Petition Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
          4.12. Properties.
               (a) Title. Each of Holdings and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed or other rights in (in the case of licensed or other interests in Intellectual Property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements (as restated) referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.
               (b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
          4.13. Environmental Matters. Except as set forth on Schedule 4.13 hereto:

          (a) Current Operations. Other than with respect to either Environmental Legacy Liabilities or exceptions that could not reasonably be expected to either (x) result in liability in excess of $20,000,000 or (y) individually or in the aggregate, have a Material Adverse Effect:
               (i) Holdings and its Subsidiaries (A) are and have been in compliance with all applicable Environmental Laws, and (B) have obtained, and maintained in full force and effect, all Governmental Authorizations arising under Environmental Laws that are necessary for the conduct of the Business and the Tiwest Joint Venture in compliance with Environmental Laws;
               (ii) neither Holdings nor any of its Subsidiaries have received any unresolved written notice, report or other written communication regarding any actual or alleged material violation of Environmental Laws or any unresolved actual or alleged Environmental Liabilities relating to the Business, the Facilities or the Tiwest Joint Venture;
               (iii) no Release affecting the Business, any Facility or the Tiwest Joint Venture has occurred or is occurring at or from any of the Facilities or by Holdings or any of its Subsidiaries on any other property that requires notice to any Governmental Authority, any form of Remedial Action under applicable Environmental Law, or that could reasonably be expected to form the basis of an Environmental Claim;
               (iv) neither Holdings nor any of its Subsidiaries has by law or contract agreed to, assumed or retained any material Environmental Liability or responsibility for any Environmental Claim, including under any lease, purchase agreement, sale agreement, joint venture agreement or other binding corporate or real estate document or agreement related to the Business, the Facilities or the Tiwest Joint Venture; and
               (v) there are no pending or, to the knowledge of Holdings and Borrower, threatened Environmental Claims related to the Business, the Facilities or the Tiwest Joint Venture and, to the knowledge of Holdings and Borrower, there are no violations of Environmental Law or Releases that could reasonably be expected to form the basis of any such Environmental Claim; and
               (vi) the Products are being, or have been, pre-registered and registered within the meaning of the Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals of the European Union and all rules and regulations promulgated thereunder, and do and will comply with all statutory and EC requirements and regulations relating to the Products or to the sale of the Products in the European Union.
          (b) Environmental Legacy Liabilities.
               (i) Neither Holdings nor any of its Subsidiaries is subject to any Environmental Legacy Liabilities, except for any such Environmental Legacy Liabilities that could not reasonably be expected to after entry by the Bankruptcy Court of the Final Order (A) result in liability in excess of $20,000,000, or (B) individually or in the aggregate, have a Material Adverse Effect.
               (ii) Neither Holdings nor any of its Subsidiaries has Released any Hazardous Materials in a manner, location or quantity that could reasonably be expected to commingle with, or to exacerbate, any Henderson Legacy Contamination, except for such Release that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

               (c) Holdings has provided Administrative Agent, or its agents or consultants, with access to all significant environmental reports, data (including in relation to energy consumption, energy generation and emissions of greenhouse gases to the extent such data exists), documents, studies, analyses, investigations, audits and reviews in the possession or control of, or otherwise reasonably available to, Holdings or its Subsidiaries as necessary to reasonably disclose to any material Environmental Liabilities with respect to any Facility.
               (d) No material Lien has been recorded or, to the knowledge of Holdings and Borrower, threatened by any Governmental Authority under any Environmental Law with respect to any Facility.
This Section 4.13 contains the sole and exclusive representations and warranties of Holdings with respect to any environmental, health or safety matters, including without limitation any arising under any Environmental Laws.
          4.14. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Post-Petition Contractual Obligations other than as a result of the filing of the Chapter 11 Cases (and any payment default directly related to such filing), and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
          4.15. Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and as of the Closing Date, except as described on Schedule 4.15, all such Material Contracts are in full force and effect and no Post-Petition defaults currently exist thereunder other than as a result of the filing of the Chapter 11 Cases (and any payment default directly related to such filing as of the Closing Date).
          4.16. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
          4.17. Margin Stock. Neither Holdings nor any of its Subsidiaries owns any Margin Stock.
          4.18. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

          4.19. Employee Benefit Plan. Employee Benefit Plan. Except as would not reasonably be expected to have a Material Adverse Effect Holdings, each of its Subsidiaries and, with respect to a Pension Plan, each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has either received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or may rely on a favorable opinion letter issued by the Internal Revenue Service, and, to the knowledge of Holdings and each Subsidiary of Holdings, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. Except for any liability which is in effect immediately prior to or arises during the Chapter 11 Cases and which is discharged in the Chapter 11 Cases, no material liability to the PBGC (other than required premium payments and required minimum funding contributions), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. Except for any event which arises due to or during the Chapter 11 Cases and which will be discharged in the Chapter 11 Cases, no ERISA Event has occurred or is reasonably expected to occur.
          4.21. Certain Fees. Except as set forth on Schedule 4.20, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby, except as payable to Agents and Lenders.
          4.22. Solvency. On the Exit Facility Conversion Date, the Credit Parties taken as a whole are and, upon the incurrence of any Obligation by any Credit Party on any date on or after the Exit Facility Conversion Date on which this representation and warranty is made, will be Solvent.
          4.23. Compliance with Statutes, Etc. Each of Holdings and its Subsidiaries is in material compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          4.24. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
          4.25. Reorganization Matters; Secured, Super-Priority Obligations. On and after the Closing Date and until the Exit Facility Conversion Date:
               (a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice has been given of (x) the motion seeking approval of the Credit Documents and the Interim Order and Final Order, (y) the hearing for the approval of the Interim Order, and (z) promptly after the scheduling thereof, the hearing for the approval of the Final Order.
               (b) The provisions of the Credit Documents and the Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests in all right, title and interest in the Collateral, having the priority provided for herein and in the Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, and enforceable against the Credit Parties.
               (c) Pursuant to subclause (c)(2) of Section 364 of the Bankruptcy Code and the Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, all Obligations are secured by a perfected First Priority Lien on all unencumbered Collateral.
               (d) Pursuant to subclause (c)(3) of Section 364 of the Bankruptcy Code and the Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, all Obligations are secured by a junior Lien on all Collateral (x) that is subject to valid, perfected and unavoidable Liens in existence as of the Petition Date or (y) that is subject to valid Liens in existence on the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, in each case, solely to the extent such Liens were senior to the Liens securing the Existing Indebtedness, after giving effect to any intercreditor or subordination agreements.
               (e) Pursuant to subclause (d) of Section 364 of the Bankruptcy Code and the Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, all Obligations are secured by a senior priming Lien on all Collateral that is senior to (x) all Liens securing the Existing Indebtedness (which Liens are required to be released on the Closing Date) and (y) all Liens that are junior to the Liens securing the Existing Indebtedness, after giving effect to any intercreditor or subordination agreements.
               (f) Pursuant to clause (c)(1) of Section 364 of the Bankruptcy Code, the Interim Order and the Final Order, all Obligations and all other obligations of the Credit Parties under the Credit Documents at all times shall constitute allowed super-priority administrative expense claims in the Chapter 11 Cases having priority over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, and shall at all times be senior to the rights of Credit Parties, the estates of Credit Parties, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code, subject only to the Carve-Out; provided, that such super-priority administrative claim shall be pari passu with the super-priority administrative claim of the Replacement Facility Agent pursuant to the Replacement Facility Credit Documents.
               (g) The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, and the transactions contemplated hereby and thereby, are in full force and effect and have not been vacated, reversed, modified, amended or stayed without the prior written consent of Administrative Agent and Requisite Lenders.

          4.26. PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that, until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform (including, with respect to Section 5.3 and Section 5.6, any Securitization Subsidiary), all covenants in this Section 5.
          5.1. Financial Statements and Other Reports. Holdings will deliver to Administrative Agent and Lenders:
               (a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date (or 45 days after the end of each month, in the case of the month in which the Exit Facility Conversion Date occurs and the immediately succeeding month), except for the last month of each Fiscal Quarter and of each Fiscal Year, commencing with the month in which the Closing Date occurs, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form (to the extent such comparison is capable of being produced) the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first month for which such corresponding figures are available, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and (ii) reports with respect to non-ordinary course asset sales, facility closures and other matters reasonably requested by the Lenders;
               (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (or 60 days after the end of the Fiscal Quarter, in the case of the Fiscal Quarter in which the Exit Facility Conversion Date occurs), commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form (to the extent such comparison is capable of being produced) the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, and, for the first four Fiscal Quarters after the Closing Date, the corresponding figures from the Financial Plan for the applicable Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
               (c) Annual Financial Statements. (i)(A) As soon as available, and in any event within 90 days after the end of the Fiscal Year ending on December 31, 2010, the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form (to the extent such comparison is capable of being produced) the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, and the corresponding figures from the Financial Plan, if any, covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and, (B) as soon as available, (1) the audited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form (to the extent such comparison is capable of being produced) the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, and the corresponding figures from the Financial Plan, if any, covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and, (2) with respect to such audited consolidated financial statements, a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national or regional standing selected by Holdings, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.7 of this Agreement and the related definitions, (2) to the extent the accountants agree to so provide, whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (such a report and written statement, an “Auditor’s Report”); and (ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year ending on or after December 31, 2011, the audited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form (to the extent such comparison is capable of being produced) the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, and the corresponding figures from the Financial Plan, if any, covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, and, (ii) with respect to such audited consolidated financial statements, an Auditor’s Report;
               (d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate; provided that Holdings shall not be required to provide a Compliance Certificate together with the financial statements delivered pursuant to Section 5.1(a) following the Exit Facility Conversion Date;
               (e) Cash Flow Forecast and Variance Report. Prior to the Exit Facility Conversion Date, if on any date Excess Availability of Holdings and its Subsidiaries is less than $58,000,000, then not later than 7:00 P.M. New York City time on each Thursday (or if any such Thursday is not a Business Day, the next succeeding Business Day) thereafter, (i) a supplement to the Initial Cash Flow Forecast extending the Initial Cash Flow Forecast for an additional week (each, a “Cash Flow Forecast”) and (ii) a comparison of each line item set forth in the most recent Cash Flow Forecast for the week most recently ended on a Wednesday against the actual performance for such week with respect to each line item, including actual cash receipts, disbursements and total available liquidity and borrowing availability (and on a cumulative basis from the Closing Date to the date of such report), in the form attached as Exhibit P or otherwise in form and substance satisfactory to Administrative Agent (a “Variance Report”), in each case with written explanations of material variances, in form and substance reasonably satisfactory to Administrative Agent and certified by the chief financial officer, if any (or alternatively chief executive officer or chief restructuring officer) of Holdings that such Cash Flow Forecast and Variance Report have been prepared in good faith and based upon assumptions believed to be reasonable at the time when prepared;
               (f) Approved Budget. Prior to the Exit Facility Conversion Date, at Borrower’s election, proposed updates to the most recent Approved Budget; provided, that the Credit Parties shall continue to be subject to and governed by the terms of the Approved Budget then in effect;
               (g) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (unless, in the case of “fresh start” accounting changes contemplated to occur on the Exit Facility Conversion Date there is no adverse impact to Consolidated Adjusted EBITDAR), together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
               (h) Notice of Default. Promptly upon any officer of Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes or will constitute with the passage of time a Default or an Event of Default or that notice has been given to Holdings or Borrower with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(m); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
               (i) Notice of Litigation. Promptly upon any officer of Holdings or Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Borrower to enable Lenders and their counsel to evaluate such matters;
               (j) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness upon the request of Administrative Agent, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan;
               (k) Financial Plan. On and after the Exit Facility Conversion Date, as soon as practicable and in any event no later than thirty days after the beginning of each Fiscal Year, (i) a consolidated plan and financial forecast for each Fiscal Quarter of such Fiscal Year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Quarter of such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and, (ii) a consolidated plan and financial forecast for each of the two subsequent Fiscal Years, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based (each plan delivered pursuant to clause (i) or (ii) above, a “Financial Plan”);
               (l) Insurance Report. As soon as practicable and in any event within 90 days after the end of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Holdings and its Subsidiaries;
               (m) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(m)), and an explanation of any actions being taken with respect thereto;
               (n) Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed or otherwise impaired or adversely affected;
               (o) Annual Collateral Verification. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2011, Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in the information set forth in the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) and all supplemental Intellectual Property Security Agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (n) above (or in the most recent certificate delivered pursuant to this Section 5.1(o)) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (to the extent perfection may be achieved by the foregoing filings) for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
               (p) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, (iv) all pleadings, motions, applications and judicial information filed by or on behalf of Credit Parties with the Bankruptcy Court or provided to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee, at the time such document is filed with the Bankruptcy Court, or provided by or to the U.S. Trustee or the Committee, (v) all proposed orders and pleadings related to this Agreement or any Replacement Facility Credit Document, which shall be in form and substance reasonably satisfactory to Administrative Agent, any plan of reorganization or liquidation and/or any disclosure statement related to such plan and all documents filed with the Bankruptcy Court of distributed to any Committee, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender including, without limitation, with respect to (x) the Anadarko Litigation and (y) negotiations with respect to the Plan of Reorganization;
               (q) Certification of Public Information. Holdings, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Holdings and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Holdings or Borrower which is suitable to make available to Public Lenders. If Holdings or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Holdings, its Subsidiaries and their securities;
               (r) Replacement Revolving Facility. Concurrently with the delivery thereof, Holdings and Borrower shall deliver copies of all reports and other information provided to the agents and lenders under the Replacement Revolving Facility and shall provide notice of all conference calls and meetings of the Credit Parties and the lenders under such Replacement Revolving Facility to the extent not prohibited by the Replacement Facility Agent or any such lenders; and
               (s) Chapter 11 Cases. As soon as practicable in advance of filing with the Bankruptcy Court, the Credit Parties shall provide to Administrative Agent and each Lender copies of all pleadings, notices, orders, agreements, and all other documents served, filed or entered, as the case may be, in connection with, or in relation to, the Chapter 11 Cases, the Credit Documents, or any Additional Facility Credit Documents, or in each case, the transactions contemplated thereunder. Borrower shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.
          5.2. Existence. Except as otherwise permitted under Section 6.8 or as contemplated by the Plan of Reorganization, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.
          5.3. Payment of Taxes and Claims. To the extent permitted by the Bankruptcy Code or otherwise provided by the Bankruptcy Court, each Credit Party will, and will cause each of its Subsidiaries (including any Securitization Subsidiary) to, pay all material Post-Petition Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all Post-Petition claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Post-Petition Tax or Post-Petition claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).
          5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
          5.5. Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
          5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries (including any Securitization Subsidiary) to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries (including any Securitization Subsidiary) to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries (including any Securitization Subsidiary), to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
          5.7. Lenders Meetings.
               (a) Holdings and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.
               (b) Borrower shall cause Administrative Agent and the Lenders to be permitted to participate in all conference calls and meetings of the Credit Parties and the lenders under the Replacement Revolving Facility to the extent not prohibited by the Replacement Facility Agent or any of such lenders.
          5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (except with respect to Environmental Laws which are covered in Section 5.9), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          5.9. Environmental.
               (a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:
               (i) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release of Hazardous Materials that could reasonably be expected to require a Remedial Action or give rise to Environmental Liabilities or Environmental Claims that could reasonably be expected to either result in liability in excess of $20,000,000 or, individually or in the aggregate, have a Material Adverse Effect, (2) any Environmental Claim brought against Holdings or any of its Subsidiaries that could reasonably be expected to either result in liability in excess of $20,000,000 or, individually or in the aggregate, have a Material Adverse Effect, including any Environmental Claims related to the Release or presence of, or exposure to, any Hazardous Materials, and (3) Holdings’ or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that could either result in liability in excess of $20,000,000 or, individually or in the aggregate, have a Material Adverse Effect;
               (ii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with any Governmental Authority or other Person with respect to (1) any Environmental Claims that could reasonably be expected to either result in liability in excess of $20,000,000 or, individually or in the aggregate, have a Material Adverse Effect, (2) any Release of Hazardous Materials that could reasonably be expected to either result in liability in excess of $20,000,000 or, individually or in the aggregate, have a Material Adverse Effect, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Release of Hazardous Materials that could reasonably be expected to either result in liability in excess of $20,000,000 or, individually or in the aggregate, have a Material Adverse Effect;
               (iii) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to expose Holdings or any of its Subsidiaries to, or result in, Environmental Liability or Environmental Claims that could reasonably be expected to either result in liability in excess of $20,000,000 or have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material Environmental Liabilities or other material obligations or requirements under any Environmental Laws or affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations which in case could either result in liability in excess of $20,000,000 or, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
               (iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested in writing by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
               (b) Remedial Action. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries to promptly take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or any of its Subsidiaries that could reasonably be expected to either result in liability in excess of $20,000,000 or have, individually or in the aggregate, a Material Adverse Effect, (ii) conduct any Remedial Action that may be required pursuant to applicable Environmental Laws by such Credit Party or any of its Subsidiaries (including, prior to entry by the Bankruptcy Court of the Final Order, with respect to any Environmental Legacy Liabilities) that could reasonably be expected to either result in liability in excess of $20,000,000 or have, individually or in the aggregate, a Material Adverse Effect, and (iii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to either result in liability in excess of $20,000,000 or have, individually or in the aggregate, a Material Adverse Effect.
               (c) Environmental Compliance. Each Credit Party shall, and shall cause each of its Subsidiaries promptly to, use and operate all of its Facilities in compliance with all Environmental Laws, obtain and maintain in full force and effect all necessary Governmental Authorizations required pursuant to any Environmental Laws, and conduct all Remedial Actions required by, and in accordance with, applicable Environmental Laws except for any failures to comply, obtain, maintain or conduct in each case except where the failure to comply would not reasonably be expected to either result in liability in excess of $20,000,000 or, individually or in the aggregate, have a Material Adverse Effect.
               (d) Henderson Sale-Leaseback. Each Credit Party shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to, pursuant to the terms of the Plan of Reorganization, (A) transfer title to any owned Real Estate Asset located in Henderson, Nevada to another Person (excluding the Non-Core Real Estate Assets), (B) not retain any liability or responsibility with respect to the Henderson Legacy Contamination following entry by the Bankruptcy Court of the Final Order (excluding the Non-Core Real Estate Assets) and (C) lease, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (the “Henderson Lease Documents”) only that portion of such property as reasonably necessary to conduct the Business following entry by the Bankruptcy Court of the Final Order (excluding the Non-Core Real Estate Assets) (collectively, the “Henderson Sale-Leaseback”).
          5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Borrower (other than any Securitization Subsidiary), Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent, including those which are similar to those described in Sections 3.1(b), 3.1(g), 3.1(i) and 3.5(v). In the event that any Person becomes a Foreign Subsidiary of Borrower, and the ownership interests of such Foreign Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof, Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(g)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.
          5.11. Additional Material Real Estate Assets. At any time after the Exit Facility Conversion Date, in the event that any Credit Party acquires a Material Real Estate Asset, or a Real Estate Asset owned or leased on the Exit Facility Conversion Date becomes a Material Real Estate Asset, other than the Mortgaged Properties, and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Sections 3.1(g) and Section 3.5(v) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, at any time after the Exit Facility Conversion Date, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent, such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.
          5.12. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral including all of the outstanding Equity Interests of Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).
          5.13. Cash Management.
               (a) (i) Prior to the Exit Facility Conversion Date, Holdings and its Domestic Subsidiaries shall establish and maintain cash management systems in accordance with the Interim Order (with respect to the period prior to the entry of the Final Order) and the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, and otherwise acceptable to Administrative Agent, and shall comply with the terms of the Cash Management Order except with respect to non-material changes to such cash management system as may be required in the ordinary course of business and (ii) on and after the Exit Facility Conversion Date, (A) if the Borrower or any Guarantor has obtained a Replacement Revolving Facility, Holdings and its Domestic Subsidiaries shall establish and/or maintain cash management systems in accordance with the Replacement Facility Credit Documents; provided that such cash management systems shall in any event be reasonably acceptable to the Administrative Agent, or, (B) if the Borrower or any Guarantor has not obtained a Replacement Revolving Facility, Holdings and its Domestic Subsidiaries shall maintain cash management systems consistent with the cash management systems required to be maintained pursuant to clause (a)(i) above or otherwise acceptable Administrative Agent.
               (b) At any time that the Replacement Revolving Facility is outstanding, proceeds of the Term Priority Collateral shall not be commingled with proceeds of the ABL Collateral.
          5.14. Plan Support Agreement. Until entry of the Confirmation Order approving the Plan of Reorganization by the Bankruptcy Court, the Credit Parties shall (a) comply in all material respects with the terms of the Plan Support Agreement and (b) not take all action that would create a Termination Event under, and as defined in, the Plan Support Agreement.
          5.15. Plan of Reorganization.
               (a) The Credit Parties shall use commercially reasonable efforts during the pendency of the Chapter 11 Cases to obtain Bankruptcy Court approval of, and/or confirmation of, and/or consummate, as the case may be, the Plan of Reorganization and related Disclosure Statement.
               (b) Notwithstanding anything to the contrary set forth in clause (a) above, the Credit Parties shall have obtained Bankruptcy Court approval of the Disclosure Statement and the Confirmation Order and ensured that the following actions have been taken with respect to the Plan of Reorganization in accordance with the following schedule:
               (i) on or prior to December 15, 2010 (or, if the Maturity Date of the DIP Facility has been extended to February 15, 2011 pursuant to clause (i) of the definition thereof, on or prior to January 31, 2011), the Bankruptcy Court shall have entered the Confirmation Order; and
               (ii) on or prior to December 31, 2010 (or, if the Maturity Date of the DIP Facility has been extended to February 15, 2011 pursuant to clause (i) of the definition thereof, on or prior to February 15, 2011), the Plan of Reorganization shall have become effective in accordance with its terms.

          5.16. Consultant. Until the Exit Facility Conversion Date, Borrower and Holdings shall, and shall cause their respective Subsidiaries to, (a) grant Administrative Agent (and its counsel), the Lenders, and consultants and advisors to Administrative Agent and/or the Lenders (the “Consultant”) with access to information (including historical information) and personnel, including, without limitation, regularly scheduled meetings with senior management and other company advisors, and (b) grant the Consultant access to all other information reasonably requested by the Consultant.
          5.17. Adverse Motions. The Credit Parties shall promptly and diligently oppose (1) all motions or other pleadings filed by persons in the Bankruptcy Court that seek to lift the stay on the Collateral (other than motions filed by Administrative Agent and the Lenders relating to this Agreement or the transactions contemplated hereby and by the Replacement Facility Agent or the Alternative Facility Agent to the extent permitted in any Replacement Revolving Intercreditor Agreement and other than with respect to Collateral the value of which is not material to the Credit Parties) and (2) all other motions filed by Persons in the Bankruptcy Court that, if granted, could reasonably be expected to have a Material Adverse Effect on Administrative Agent or any Lender (in their capacity as such) or any material portion of the Collateral.
          5.18. Post-Closing Covenants. Prior to receipt of any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds permitted to be reinvested in accordance with Section 2.11(a) or 2.11(b), as applicable, Borrower shall establish the Reinvestment Accounts.
          5.19. Maintenance of Ratings. (a) At all times on and after the Exit Facility Conversion Date, Borrower shall use commercially reasonable efforts to maintain (a) a public corporate family rating from Moody’s, (b) a public corporate credit rating from S&P and (c) a public credit rating for the Exit Facility from each of Moody’s and S&P.
          5.20. Sale Covenant. If the Obligations have not been paid in full in cash on the Maturity Date, and the Exit Facility Conversion Date has not then occurred, then upon the written request of Administrative Agent (acting at the direction of the Requisite Lenders in their respective sole discretion), then until all Obligations have been paid in full in cash, the Credit Parties shall use commercially reasonable efforts (i) to market the sale of the Credit Parties’ respective assets and businesses on terms and conditions acceptable to Administrative Agent and Requisite Lenders (in their sole discretion if such sale will not pay the Obligations in full in cash on the closing date thereof, or in their reasonable discretion if such sale will pay the Obligations in full in cash on the closing date thereof) (any such sale transaction or series of sale transactions that are acceptable to Administrative Agent and the Requisite Lenders as provided above, collectively, an “Acceptable Sale Transaction”), and pursuant to sale procedures acceptable to Administrative Agent in its reasonable discretion, (ii) seek the entry of an order of the Bankruptcy Court, in form and substance satisfactory to Administrative Agent in its sole discretion, approving the bidding procedures, in form and substance satisfactory to Administrative Agent in its reasonable discretion, for the sale of the Credit Parties’ respective assets and businesses, (iii) negotiate and prepare the documentation of any Acceptable Sale Transaction, which documentation shall be in form and substance, acceptable to Administrative Agent in its sole discretion, (iv) seek the entry of an order of the Bankruptcy Court, in form and substance, satisfactory to Administrative Agent in its reasonable discretion (the “Sale Order”), approving an Acceptable Sale Transaction, subject to higher and better offers that either would repay in full in cash the Obligations or are as otherwise acceptable to Administrative Agent and the Requisite Lenders in their respective sole discretion, and (v) after obtaining the entry of the Sale Order, consummate the Acceptable Sale Transaction as soon as practicable, and, subject to any Replacement Revolving Intercreditor Agreement, remit to Administrative Agent all proceeds from the Acceptable Sale Transaction for application to the Obligations.
          5.21. Excess Working Capital. On Friday of each week (or, if such day is not a

Business Day, the following Business Day), until the earlier to occur of (a) the repayment of the New Term Loans and (b) the date on which the Borrower or any Guarantor obtains a Replacement Revolving Facility, (i) Borrower shall make a payment to the Working Capital Escrow Account in an amount (if a positive number) by which (i) the aggregate amount of unrestricted Cash and Cash Equivalents of the Credit Parties on such date that are free and clear of all Liens, other than Liens in favor of Administrative Agent (excluding any proceeds in the Working Capital Escrow Account, the Settlement Escrow Account and the Reinvestment Accounts) and the Liens permitted pursuant to Sections 6.2(b), (c), (d), (i) and (j) exceeds (ii) the sum of (x) $15,000,000, plus (y) the anticipated working capital needs of Borrower and its Subsidiaries for the next Business Day; provided, that (i) Borrower shall not be required to make such payment at any time the proceeds in the Working Capital Escrow Account exceed the Working Capital Escrow Amount; and (ii) an Authorized Officer of Borrower shall deliver to Administrative Agent a certificate demonstrating compliance with this Section 5.21.
          5.22. Environmental Insurance Proceeds. With respect to receivables arising under the Pollution Legal Liability Select Clean-Up Cost Capt Insurance Policy, Policy No. PLS-CCC 619-0315 (the “Environmental Policy”), issued by AIU to Holdings (the “Environmental Insurance Receivables”), from and after the date on which a Replacement Revolving Facility is made available to Holdings and/or the Guarantors that (a) constitutes an asset-based revolving credit facility under which Wells Fargo Capital Finance, LLC is the Replacement Facility Agent therefor (but not any Replacement Revolving Facility under which any other Person is the Replacement Facility Agent therefor) and (b) provides that at least $20,000,000 of such Environmental Insurance Receivables are included as eligible receivables in the borrowing base, the Credit Parties shall cause the insurance administrator for such Environmental Policy to (i) pay the first $20,000,000 of proceeds received in respect of such Environmental Insurance Receivables after such date to the Replacement Facility Agent and all proceeds thereafter to the Collateral Agent for application in accordance with Section 2.11(b) and (ii) deliver to the Collateral Agent and the Replacement Facility Agent, on the first day of each calendar month, a report, in form and substance reasonably satisfactory to the Collateral Agent, setting forth in reasonable detail the amount of proceeds in respect of the Environmental Insurance Receivables received by such administrator in the immediately preceding month and the amount and identity of the Persons to whom such amounts were paid out during such month.
          SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
          6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
               (a) the Obligations;
               (b) Indebtedness in respect of Investments permitted under Sections 6.6(b), (d), (e) and (f); provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

               (c) prior to the Exit Facility Conversion Date, Indebtedness in respect of the Senior Notes;
               (d) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;
               (e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
               (f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
               (g) on and after the Exit Facility Conversion Date, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;
               (h) on and after the Exit Facility Conversion Date, (i) guaranties by Borrower of Indebtedness of a Guarantor Subsidiary, (ii) guaranties by a Guarantor Subsidiary of Indebtedness of Borrower or another Guarantor Subsidiary or (iii) guaranties by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, in each case, with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;
               (i) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness (it being understood that the principal amount of such Indebtedness may increase or decrease as a result of a change to the applicable currency rate then in effect) except, on and after the Exit Facility Conversion Date, (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness, plus capitalized interest thereon, OID and related fees, being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
               (j) Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases in an aggregate amount not to exceed (i) at any time prior to the Exit Facility Conversion Date, $5,000,000 and (ii) at any time thereafter, $7,500,000;
               (k) purchase money Indebtedness of Borrower or its Subsidiaries in an aggregate amount not to exceed $30,000,000 at any time; provided, any such Indebtedness (i) shall be secured only by the asset acquired after the Petition Date in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

               (l) Indebtedness (including letter of credit reimbursement obligations) of Borrower or its Subsidiaries with respect to leasing of rail cars constituting Capital Leases in an aggregate amount at any one time outstanding not to exceed $20,000,000;
               (m) Indebtedness of one or more Credit Parties in respect of the Replacement Revolving Facility and Indebtedness of one or more Foreign Subsidiaries of Borrower in respect of one or more Alternative Facilities with one or more third parties in an aggregate principal amount outstanding not to exceed at any time $150,000,000 (less an amount equal to the original principal amount of the New Term Loans, if any, made hereunder (unless the Credit Parties have, substantially contemporaneously with obtaining such Replacement Revolving Facility and/or Alternative Facilities, prepaid the Loans with all or a portion of the proceeds of such Replacement Revolving Facility and/or Alternative Facilities (which prepayment shall be applied in accordance with Section 2.12(b) as if it were a mandatory prepayment hereunder), in which case the amount to be deducted from $150,000,000 shall be an amount equal to the difference between (1) the original principal amount of the New Term Loans, minus (2) the amount of Loans prepaid pursuant to this clause)); provided that,
               (i) in respect of the Replacement Revolving Facility, the Credit Parties, the Collateral Agent and the Replacement Facility Agent shall enter into a Replacement Revolving Intercreditor Agreement and such Replacement Revolving Intercreditor Agreement shall be in full force and effect so long as any such Indebtedness remains outstanding; and
               (ii) the terms and provisions of the Replacement Revolving Facility and any Alternative Facility shall be reasonably acceptable to Administrative Agent.
               (n) Indebtedness in the form of deferred cash payment obligations undertaken pursuant to the Plan of Reorganization to Pre-Petition unsecured creditors with respect to their Claims;
               (o) the financing of insurance premiums in customary amounts consistent with past practices;
               (p) Indebtedness with respect to Standard Securitization Undertakings;
               (q) Indebtedness of the Subsidiaries of Borrower organized in Germany with respect to German Old Age Part Time Workers Act (Altersteilzeitgesetz) in an aggregate principal amount not exceeding the U.S. dollar equivalent of €3,000,000;
               (r) (i) in addition to letter of credit issued under any Replacement Revolving Facility and/or Alternative Facility, letters of credit issued for the account of Borrower or any of its Subsidiaries that are outstanding on the Closing Date (and renewals, extensions and replacements thereof) and (ii) other letters of credit issued for the account of Borrower or any of its Subsidiaries in an aggregate principal face amount not to exceed $10,000,000 at any time;
               (s) on and after the Exit Facility Conversion Date, other unsecured Indebtedness of Borrower and its Subsidiaries in an aggregate amount not to exceed $15,000,000 at any time;
               (t) to the extent constituting Indebtedness, the Henderson Sale-Leaseback and the Verve Sale-Leaseback and any similar arrangement with respect to the Savannah, Georgia facility;
               (u) (t) (i) Indebtedness under Currency Agreements for the purpose of hedging Australian Dollar/U.S. Dollar exposure and (ii) on and after the Exit Facility Conversion Date, Indebtedness under Eligible Commodity Hedging Agreements, Interest Rate Agreements and other

Currency Agreements; provided, that such Eligible Commodity Hedging Agreements shall be unsecured;
               (v) on and after the Exit Facility Conversion Date, Permitted Seller Notes in an aggregate amount not to exceed $75,000,000 at any time;
               (w) Indebtedness constituting operating leases or other non-Capital Leases which have been recharacterized as Capital Leases in accordance with GAAP or IFRS;
               (x) Indebtedness of a Person at the time such Person becomes a Subsidiary of Borrower, or is merged or consolidated with or into Borrower or any of its Subsidiaries in a transaction otherwise permitted under this Agreement, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding for all Indebtedness incurred pursuant to this clause (w), and extensions, renewals, refinancing, refunding and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than any such increase not exceeding the amount of any fees, premium, if any, and financing costs relating to such refinancing); provided that (i) such Indebtedness (other than any such extension, renewal, refinancing, refunding or replacement) exists at the time such Person becomes a Subsidiary and is not created in contemplation of such event, (ii) other than guaranties permitted by paragraph (h) of this Section 6.1, neither Holdings, Borrower or any Subsidiaries shall be liable for such Indebtedness and (iii) Holdings is in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, with the covenants contained in Section 6.7 (as determined in accordance with Section 6.7(f)); and
               (y) Indebtedness assumed in connection with the Permitted Transaction so long as (i) such Indebtedness is nonrecourse to all Credit Parties and to the assets of all Credit Parties other than the assets acquired pursuant to the Permitted Transaction (but only to the extent such Indebtedness was recourse to such assets immediately prior to the consummation of the Permitted Transaction) and (ii) such Indebtedness, if assumed by a Person that is not a Credit Party, is nonrecourse to all Persons (including the Credit Parties) other than the Person assuming such Indebtedness (and with respect to the recourse to such Person assuming such indebtedness, such recourse shall be limited in the same manner that such Indebtedness was limited recourse to the holder of such Indebtedness immediately prior to the consummation of the Permitted Transaction).
From and after the Exit Facility Conversion Date, the foregoing exceptions in clauses (a) through (w) above shall not include any Pre-Petition Indebtedness of Domestic Subsidiaries except to the extent expressly provided in the Plan of Reorganization.
          6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, created or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:
               (a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document and other Liens created under the Interim Order and Final Order, as then in effect;
               (b) Liens for Taxes not yet due or, if due, if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on the consolidated books of Holdings;
               (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
               (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
               (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;
               (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
               (g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
               (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
               (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
               (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
               (k) non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business consistent with past practice;
               (l) Liens described in Schedule 6.2;
               (m) Liens securing Indebtedness permitted pursuant to Sections 6.1(j) and (k); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;
               (n) (i) Liens on (x) the ABL Collateral of Borrower or any Guarantor securing obligations under the Replacement Revolving Facility and (y) if requested by the Replacement Facility

Agent, Collateral other than ABL Collateral, which Liens in the case of this clause (y) are junior in priority to the Liens on such Collateral purported to be granted pursuant to the Collateral Documents to the Collateral Agent, in each case, under the terms provided in the Replacement Revolving Intercreditor Agreement and (ii) Alternative Facility Liens;
               (o) the Carve-Out;
               (p) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto as provided in Section 6.1(n);
               (q) Liens consisting of customary rights of set-off for bankers liens on amounts on deposit at banks or other financial institutions, to the extent arising by operation of law or otherwise, incurred in the ordinary course of business;
               (r) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h) hereof;
               (s) Liens of a collection bank arising in the ordinary course of business under §4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction;
               (t) Liens on Cash and Cash Equivalents arising in connection with the cash collateralization of letters of credit in an amount not to exceed 105% of the aggregate face amount of the letters of credit permitted pursuant to Section 6.1(q);
               (u) after the Exit Facility Conversion Date, other Liens on assets other than the Collateral, or other Liens subordinated to the Liens of the Collateral Agent under this Agreement and any Replacement Revolving Liens, securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding;
               (v) Liens on assets of the Subsidiaries of Borrower organized in Germany securing Indebtedness permitted by Section 6.1(p); and.
               (w) Liens on assets assumed in connection with the Permitted Transaction, so long as such Liens do not encumber any assets except the assets acquired pursuant to the Permitted Transaction.
From and after the Exit Facility Conversion Date, the foregoing exceptions in clauses (a) through (v) above shall not include any Pre-Petition Liens except to the extent expressly provided in the Plan of Reorganization.
          6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) prior to the Exit Facility Conversion Date, each of the Senior Notes, (d) any Alternative Facility and, subject to any Replacement Revolving Intercreditor Agreement, the Replacement Revolving Facility, (e) restrictions identified on Schedule 6.3, (f) restrictions in any Pre-Petition agreement that are unenforceable during the pendency of the Chapter 11 Cases, and (g) any restriction existing prior to the consummation of the Permitted Transaction relating to the assets acquired in connection therewith, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.
          6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders, (b) any Credit Party may make Restricted Junior Payments to the extent permitted or required by the Plan of Reorganization, (c) Borrower may make Restricted Junior Payments to Holdings, to the extent necessary to permit Holdings (i) to pay general administrative costs and expenses, legal and accounting fees and other general corporate and overhead expenses incurred by Holdings in the ordinary course of business, (ii) pay franchise taxes and other Tax obligations or fees required in each case to maintain its corporate existence, (iii) pay Taxes which are due and payable by Holdings as part of a consolidated group or due to ownership of any interests in Subsidiaries that are not treated as corporations for applicable Tax purposes, in each case, to the extent such Taxes are attributable to Borrower and Subsidiaries of Borrower, (iv) pay auditing fees and expenses, (v) pay directors fees, expenses and indemnities owing to directors of Holdings and (vi) pay fees and expenses incurred in connection with an initial public offering but, prior to the Exit Facility Conversion Date, only to the extent permitted by, and up to the amount set forth in, the Approved Budget, and (d) Borrower may make regularly scheduled payments of interest in respect of the Permitted Seller Notes in accordance with the terms of, and only to the extent required by, the agreement pursuant to which such Permitted Seller Note was issued.
          6.5. Restrictions on Subsidiary Distributions. Except as provided herein, or the Interim Order, Final Order or the Confirmation Order, or as required by the Bankruptcy Code, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by (x) Section 6.1(k) that impose restrictions on the property so acquired, (y) Section 6.1(c) and (z) Section 6.1(l), (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (iv) described on Schedule 6.5.
          6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
               (a) Investments in Cash and Cash Equivalents;
               (b) Investments owned as of the Closing Date and any renewals, replacements, refinancing or refundings thereof, in any Subsidiary of Borrower and Investments made after the Closing Date in Borrower and any wholly-owned Guarantor Subsidiary of Borrower; provided, that any renewal, replacement, refinancing or refunding of intercompany loans by a Credit Party made to a Foreign Subsidiary of Borrower shall be evidenced by the Intercompany Note,
               (c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;
               (d) loans or advances (A) made (x) by Borrower or any Guarantor Subsidiary to Borrower or any Guarantor Subsidiary and (y) by any Subsidiary to Borrower or any Guarantor Subsidiary, and (B) made by any Foreign Subsidiary to any other Foreign Subsidiary;
               (e) intercompany loans made by Borrower or any Guarantor Subsidiary to any Foreign Subsidiary other than Tronox Australia in an aggregate amount not to exceed $35,000,000 at any time outstanding; provided, (i) all such intercompany loans shall be evidenced by the Intercompany Note, and shall be subject to a perfected First Priority Lien pursuant to the Pledge and Security Agreement and (ii) any such intercompany loan shall be renewed, replaced, refinanced or refunded so long as such intercompany loan continues to be evidenced by an Intercompany Note;
               (f) other Investments (which may consist of intercompany loans, equity contributions or other Investments) made by Borrower or any Guarantor Subsidiary to any Foreign Subsidiary other than Tronox Australia in an aggregate amount not to exceed $7,500,000 at any time outstanding;
               (g) loans and advances to employees of Holdings and its Subsidiaries made in connection with Borrower’s credit card program as in effect on the Closing Date in an aggregate principal amount not to exceed $1,000,000 at any time outstanding and made in the ordinary course of business; provided that no payments shall be made on any such loans or advances unless such payment is being made to Borrower or any Guarantor Subsidiaries;
               (h) Permitted Acquisitions permitted pursuant to Section 6.8;
               (i) Investments described in Schedule 6.6;
               (j) Investments in a Securitization Subsidiary made in connection with an Alternative Facility to the extent permitted under Section 6.1(l);
               (k) (i) Currency Agreements for the purpose of hedging Australian Dollar/U.S. Dollar exposure which constitute Investments and (ii) on and after the Exit Facility Conversion Date, Hedge Agreements and Eligible Commodity Hedging Agreements which constitute Investments; provided that Administrative Agent shall have received a certificate of an Authorized Officer of Holdings notifying Administrative Agent of the entry into any such Hedge Agreement;
               (l) the Kwinana Investment made in accordance with Section 6.19;
               (m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
               (n) on or after the Exit Facility Conversion Date, other Investments in an aggregate amount (plus the amount of any distributions on, proceeds of, or other returns thereon) not to exceed $15,000,000 during the period from the Exit Facility Conversion Date until the Maturity Date; and
               (o) the Permitted Transaction.
     Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.
          6.7. Financial Covenants.
               (a) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the first Fiscal Quarter ending after the Closing Date, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Total Leverage Ratio
December 31, 2010 through December 31, 2011	4.25:1.00
March 31, 2012 through December 31, 2012	4.00:1.00
March 31, 2013 through December 31, 2013	3.75:1.00
March 31, 2014 and thereafter	3.50:1.00
               (b) Interest Coverage Ratio. Holdings shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the first Fiscal Quarter ending after the Closing Date, to be less than the correlative ratio indicated:

Fiscal Quarter Ending	Interest Coverage Ratio
December 31, 2010 and thereafter	2.50:1.00
               (c) Maximum Consolidated Capital Expenditures. Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount for Holdings and its Subsidiaries in excess of $55,000,000; provided, that such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the immediately preceding Fiscal Year over the actual amount of Consolidated Capital Expenditures expended for such previous Fiscal Year (the “Carry Over Amount”); provided, that the Carry Over Amount shall not be greater than $15,000,000 in any Fiscal Year; provided, further, that any such Carry Over Amount shall be used in the immediately following Fiscal Year before the amount scheduled for such following Fiscal Year has been expended.
               (d) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated Adjusted EBITDAR and the components of Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer, if any (or alternatively chief executive officer or chief restructuring officer) of Holdings) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
     6.8. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
               (a) (1) any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and (2) any non-Guarantor Subsidiary may be merged with or into any other non-Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or part of its assets may be conveyed, sold, leased, transferred or otherwise disposed of, in on transaction or a series of transactions, to any other non-Guarantor Subsidiary;
               (b) sales or other dispositions of assets that do not constitute Asset Sales;
               (c) (i) Asset Sales consisting of sales of Securitization Assets to one or more Securitization Subsidiaries in connection with a Permitted Securitization and (ii) Asset Sales (exclusive of those referenced in the preceding clause (i)), the proceeds of which are less than $75,000,000 from the Closing Date until the date of determination; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Holdings (or similar governing body)), (2) no less than 100% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.11(a);
               (d) sales or other dispositions of the Non-Core Real Estate Assets; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 100% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.11(a);
               (e) disposals of obsolete, worn out or surplus property;
               (f) any license of Intellectual Property in the ordinary course of business consistent with past practice, or abandonment or disposition in the ordinary course of business consistent with past practice, of Intellectual Property no longer material to the conduct of the business of Borrower and its Subsidiaries;
               (g) the discount, write-off or sale of overdue accounts receivables, in each case in the ordinary course of business;

                    (h) (i) prior to the Exit Facility Conversion Date, Permitted Acquisitions, the cash purchase price for which constitutes less than $10,000,000 in the aggregate from the Closing Date to the date of determination; provided, in respect of acquisition targets not domiciled within the United States, the consideration for such Persons or assets shall not exceed more than $2,500,000 in the aggregate from the Closing Date to the date of determination; and
                         (ii) on and after the Exit Facility Conversion Date, the following Permitted Acquisitions (it being understood that a Permitted Acquisition may be made using any combination of clauses (A) through (C) below, as determined by the Borrower):
          (A) Permitted Acquisitions, the cash purchase price for which constitutes (x) less than $20,000,000 with respect to each individual acquisition, and (y) less than $40,000,000 in the aggregate from the Exit Facility Conversion Date to the date of determination; provided, in respect of acquisition targets not domiciled within the United States, the consideration for such Persons or assets shall not exceed more than $2,500,000 in the aggregate from the Closing Date to the date of determination;
          (B) any Permitted Acquisition; provided that the pro forma Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter prior to the consummation of such acquisition) shall be less than 2.00:1.00; and
          (C) any Permitted Acquisition, which is made with the aggregate amount of net cash proceeds received by Holdings from the sale or issuance of Equity Interests (other than Disqualified Equity Interests and in connection with an initial public offering of Holdings or any of its Subsidiaries or Affiliates); provided that, at the time of such acquisition using the net cash proceeds from the sale or issuance of Equity Interests, the Borrower shall deliver a certificate of an Authorized Officer stating all or a portion of such acquisition is being made from equity proceeds;
               (i) Investments (including, without limitation, the Permitted Transaction) made in accordance with Section 6.6;
               (j) transactions contemplated by the Plan of Reorganization;
               (k) the sale or disposition of owned Real Estate Assets (i) located in Henderson, Nevada pursuant to the Henderson Sale-Leaseback, (ii) pursuant to the Verve Sale-Leaseback and (ii) located in Savannah, Georgia;
               (l) the subordination of the Liens on the ABL Collateral securing the Replacement Revolving Facility to the extent required by the Replacement Revolving Intercreditor Agreement; and
               (m) the sale by Tronox Australia to Yalgoo of Tronox Australia’s participating interest in the Tiwest Joint Venture.
     6.9. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
          6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease, other than the Henderson Sale-Leaseback, the Verve Sale-Leaseback and any similar transaction relating to the Savannah, Georgia facility.
          6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business or pursuant to the Plan of Reorganization; (d) transactions described in Schedule 6.11; (e) transactions with one or more Securitization Subsidiaries in connection with a Permitted Securitization; (f) the Kwinana Investment; (g) Restricted Junior Payments permitted pursuant to Section 6.4; (h) Investments permitted pursuant to Section 6.6; (i) transactions contemplated by the Plan of Reorganization and (j) the Permitted Transaction.
          6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
          6.13. Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Plan of Reorganization, this Agreement, the other Credit Documents and any Additional Facility Credit Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, created, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of Borrower, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, any Replacement Facility Credit Documents; (iii) performing its obligations and activities incidental to the consummation of the transactions contemplated by the Plan of Reorganization or in connection with the issuance of the New Money Investment; and (iv) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

          6.14. Amendments or Waivers of Organizational Documents, Additional Facility Credit Documents, Approved Budget. Except as set forth in Section 6.15 or otherwise pursuant to the Plan of Reorganization, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents that would adversely affect the Lenders or their rights in the good faith judgment of Administrative Agent or the Requisite Lenders after the Closing Date without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver, (ii) agree to any amendment, restatement, supplement or other modification to, or waiver of, or make any payment consistent with an amendment thereof or change thereto, (x) any Replacement Facility Credit Document other than as permitted under any Replacement Revolving Intercreditor Agreement or (y) any Alternative Facility Credit Document that would adversely affect the Lenders or their rights after the Closing Date in the good faith judgment of the Administrative Agent or the Requisite Lenders without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver, (iii) agree to any amendment, supplement or other modification to, or waiver of, the Approved Budget without obtaining the prior written approval of Administrative Agent in its sole discretion or (iv) agree to any amendment, restatement, supplement or other modification to, or waiver of, any of the Plan Support Agreement, the Equity Commitment Agreement, the Environmental Settlement Documents, the New Money Investment, the Reinvestment Account Escrow Agreement or the Working Capital Account Escrow Agreement that would adversely affect the Lenders or their rights after the Closing Date without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.
          6.15. Amendments or Waivers of with Respect to Certain Indebtedness. Except pursuant to the Plan of Reorganization, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Senior Notes, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Senior Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Senior Notes (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.
          6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.
          6.17. Chapter 11 Claims. Prior to the Exit Facility Conversion Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, suffer to exist or permit any other super-priority administrative claim which is pari passu with or senior to the claims of Secured Parties against the Credit Parties, except as set forth in the Interim Order and Final Order, as then in effect, or, with respect to any Replacement Revolving Facility, as set forth in an order of the Bankruptcy Court with respect thereto.
          6.18. Critical Vendor and Other Payments. No Credit Party shall make (i) any Pre-Petition “critical vendor” payments or other payments on account of any creditor’s Pre-Petition unsecured claims, (ii) payments on account of claims or expenses arising under Section 503(b)(9) of the Bankruptcy Code, (iii) payments in respect of a reclamation program or (iv) payments under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code, except in each case in amounts and on terms and conditions that (a) are approved by order of the

Bankruptcy Court and (b) are expressly permitted by any Approved Budget.
          6.19. Kwinana Investment. Borrower shall not, and shall not permit its Subsidiaries to, make the Kwinana Investment unless, at the time of making such investment, (i) the pro forma Leverage Ratio of Holdings and its Subsidiaries (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of the most recently ended Fiscal Quarter prior to the making of such investment) is 2.75:1.00 or less, and (ii) Administrative Agent shall have received satisfactory evidence that the Excess Availability of Holdings and its Subsidiaries at the time of making such investment is equal to or greater than $40,000,000 after giving effect to such investment and any payments related thereto.
          SECTION 7. GUARANTY
          7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
          7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

          7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
          7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
               (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
               (b) subject to any Replacement Revolving Intercreditor Agreement, Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
               (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
               (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
               (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed

Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and
               (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
          7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the

Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
          7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

          7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
          7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
          7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
          7.10. Financial Condition of Borrower. Any Loan may be continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
          7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding (other than the Chapter 11 Cases) of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
               (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
               (c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
          7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
          SECTION 8. EVENTS OF DEFAULT
          8.1. Events of Default. If any one or more of the following conditions or events shall occur:
               (a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three days after the date due; or
               (b) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, Sections 5.1(a), (b), (c), (d), (e), (f), (h)(i) or (s), Section 5.2, Section 5.9, Section 5.14, Section 5.15, Section 5.17, Section 5.18, Section 5.20, Section 5.21 or Section 6; or
               (c) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
               (d) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or
               (e) Material Contracts. Prior to the Exit Facility Conversion Date, except for defaults occasioned by the filing of the Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Credit Party from complying or permits any Credit Party not to comply, a material default or breach occurs under any Post-Petition Material Contract.

               (f) Involuntary Bankruptcy, Appointment of Receiver, Etc. Other than the Chapter 11 Cases, (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
               (g) Voluntary Bankruptcy, Appointment of Receiver, Etc. Other than the Chapter 11 Cases, (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
               (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process individually or in the aggregate in excess of (x) prior to the Exit Facility Conversion Date, $2,500,000 and (y) on or after the Exit Facility Conversion Date, $10,000,000 (in each case, to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
               (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or
               (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of an amount that would reasonably be expected to have a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) or 436 of the Internal Revenue Code or ERISA; or
               (k) Change of Control. A Change of Control shall occur; or

               (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien (if any to the extent perfection may be achieved by the filing of Uniform commercial Code financing statements and the entry of the Interim Order or Final Order, as the case may be) in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or
               (m) Defaults in Other Agreements.
                    (i) Prior to the Exit Facility Conversion Date, except for defaults occasioned by the filing of the Chapter 11 Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Credit Party from complying or permits any Credit Party not to comply, a default or breach occurs under any agreement, document or instrument entered into either (x) Pre-Petition and which is assumed after the Petition Date or is not subject to the automatic stay provisions of Section 362 of the Bankruptcy Code, or (y) Post-Petition, to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $2,500,000 in the aggregate, or (ii) causes such Indebtedness, or permits any holder of such Indebtedness or a trustee to cause such Indebtedness, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or
                    (ii) (A) On or after the Exit Facility Conversion Date, failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount (or Net Mark-to-Market Exposure) of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (B) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (A) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
               (n) New Money Investment. The expiration or termination of the Equity Commitment Agreement shall occur or the commitment of any of the Backstop Parties (as defined in the Equity Commitment Agreement) to fund the New Money Investment on the Exit Facility Conversion Date shall otherwise terminate or expire; or

               (o) The Chapter 11 Cases. Prior to the Exit Facility Conversion Date:
                    (i) entry of an order or filing of a motion by any Credit Party, or any Credit Party supporting the entry of an order or filing of a motion, (A) authorizing, approving, granting or seeking additional Post-Petition financing under Section 364(c) or (d) of the Bankruptcy Code other than Indebtedness permitted under this Agreement or as provided in the Interim Order and/or Final Order, (ii) granting any Lien upon or affecting any Collateral other than Liens permitted under this Agreement, (C) entry of an order dismissing, or any Credit Party seeking the dismissal of, any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a Chapter 7 case, (D) appointing a Chapter 11 trustee or an examiner in any of the Chapter 11 Cases having enlarged powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code), (E) granting, any other super-priority Claim senior to or pari passu with the super-priority Claims of Administrative Agent and Lenders (except in favor of the Replacement Facility Agent and secured parties under the Replacement Revolving Facility), (F) modifying the Additional Facility Credit Documents in any manner materially adverse to the Agents and the Lenders, (G) authorizing or approving any other action materially adverse to the Secured Parties or their rights and remedies or their interest in any material portion of the Collateral, (H) granting relief from the automatic stay to permit any secured creditor (other than the Secured Parties) to enforce or otherwise take action with respect to any material Collateral, or (I) permitting the use of cash collateral without the prior written consent of Administrative Agent, except as set forth in the Interim Order or Final Order, whichever is then in effect; or
                    (ii) the payment by any Credit Party of any Pre-Petition Claim without the prior written consent of Administrative Agent other than the Pre-Petition Facilities on the Closing Date or unless such payment is otherwise permitted; or
                    (iii) the commencement of any action against any of the Secured Parties (solely in their capacities as such under the Credit Documents) by or on behalf of any Credit Party or any of its Affiliates, officers or employees; or
                    (iv) the Interim Order (prior to entry of the Final Order) shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to a stay pending appeal, in the case of any modification or amendment, without the prior written consent of Administrative Agent and Requisite Lenders; or
                    (v) the Final Order shall not have been entered by the Bankruptcy Court on or before the date that is 45 days after the entry of the Interim Order; or
                    (vi) the Final Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of Administrative Agent and Requisite Lenders; or
                    (vii) after entry thereof, the Confirmation Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment that is adverse to the Lenders (as determined in the good faith judgment of Administrative Agent and Requisite Lenders), without the prior written consent of Administrative Agent and Requisite Lenders; or
                    (viii) breach by any Credit Party of any provisions of the Interim Order or the Final Order or, upon entry of the Confirmation Order, the Confirmation Order; or

          (ix) the allowance of any claim under Section 506(c) of the Bankruptcy Code or otherwise against any or all of the Secured Parties and the Collateral, or against any or all of Administrative Agent, the Lenders or the Collateral securing the Obligations; or
          (x) the filing of any plan of reorganization or related disclosure statement other than the Plan of Reorganization and the Disclosure Statement, or the filing of any direct or indirect amendment to the Plan of Reorganization or the Disclosure Statement, or the entry of an order confirming any such plan of reorganization (other than the Plan of Reorganization) or approving any such disclosure statement (other than the Disclosure Statement) or approving any such amendment to the Plan of Reorganization or Disclosure Statement, in each case without the prior written consent of Administrative Agent and Requisite Lenders, to the extent such plan, disclosure statement or amendment would, if approved, permit the Credit Parties to satisfy the Obligations other than in Cash in full on the Maturity Date; or
          (xi) there shall arise, (x) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out) or (y) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided herein, in the Interim Order or the Final Order, whichever is then in effect; or
          (xii) (x) the Plan Support Agreement shall be terminated by any party thereto or shall otherwise cease to be in full force and effect, or shall have been amended, supplemented or otherwise modified in any manner that in the good faith judgment of Administrative Agent and Requisite Lenders adversely affects the interests, rights or remedies of any or all of the Agents, the Arranger and the Lenders, or (y) any party to the Plan Support Agreement shall have breached the Plan Support Agreement in any manner that in the good faith judgment of Administrative Agent and Requisite Lenders adversely affects the interests, rights or remedies of any or all of the Agents, the Arranger and the Lenders,
THEN, subject to any notice requirements in the Interim Order or Final Order, as applicable (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.
          8.2. Carve-Out Events. Upon the commencement of enforcement of remedies by Administrative Agent and Requisite Lenders under the Credit Documents, following an Event of Default, and delivery by Administrative Agent of a Carve-Out Event Notice, the obligation of the Credit Parties to pay Professional Fees incurred for periods on and after delivery of such Carve-Out Event Notice in excess of the Carve-Out Cap shall automatically terminate (a “Carve-Out Event”) and after the first Business Day following delivery by Administrative Agent of the Carve-Out Event Notice, to the extent allowed at any time, whether by Interim Order, Final Order, procedural order or otherwise, Borrower may pay Professional Fees incurred by the Credit Parties and the Unsecured Creditors Committee on and after delivery of such Carve-Out Event Notice, but any such Professional Fees incurred after the first Business Day following delivery of such Carve-Out Event Notice shall not exceed the Carve-Out Cap, and the Carve-Out shall not be available for the Professional Fees of the Ad Hoc Committee incurred after the first Business Day following delivery by Administrative Agent of the Carve-Out Event Notice; provided that so long as the Carve-Out Event Notice has not been delivered or with respect to Professional Fees incurred prior to the delivery of the Carve-Out Notice (or if such Carve-Out Notice has been rescinded), the Credit Parties shall be permitted to pay, as the same may become due and payable, Professional Fees (including of the Ad Hoc Committee) allowed and payable under 11 U.S.C. §330 and §331, and the same shall not reduce the Carve-Out Cap. Notwithstanding anything to the contrary herein shall be construed to impair the ability of any party to object to the fees and expenses of Committees.
          SECTION 9. AGENTS
          9.1. Appointment of Agents. GS Lending Partners is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GS Lending Partners to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. GS Lending Partners is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GS Lending Partners to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GS Lending Partners, in its capacity as Syndication Agent, shall not have any obligations but shall be entitled to all benefits of this Section 9. Each of Syndication Agent and any Agent described in clause (e) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.
          9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
          9.3. General Immunity.
               (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof. Borrower acknowledges that prior to the Closing Date, it assisted GS Lending Partners, in its capacity as Arranger (with “left” side designation), in connection with the syndication of the Facilities, including, without limitation preparing (i) one or more information packages regarding the business, operations, financial projections and prospects of Holdings and its Subsidiaries (collectively, the “Confidential Information Memorandum”), (ii) the Initial Cash Flow Forecast, (ii) the Initial Approved Budget, and (iii) all information relating to the transactions contemplated hereunder prepared by or on behalf of Holdings and its Subsidiaries deemed reasonably necessary by GS Lending Partners to complete the syndication of the Facilities. Borrower acknowledges that it is solely responsible for the contents of any such Confidential Information Memorandum, the Initial Cash Flow Forecast, the Initial Approved Budget and all other information, documentation or materials delivered to GS Lending Partners by or on behalf of Holdings and its Subsidiaries in connection therewith (collectively, the “Information”) and acknowledges that GS Lending Partners will be using and relying upon the Information without independent verification thereof.
               (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
               (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
          9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
          9.5. Lenders’ Representations, Warranties and Acknowledgment.
               (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
               (b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Loans on the Closing Date or funding any New Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable, on the Closing Date or as the date of funding of such new Term Loans. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Pledge and Security Agreement and the exercise of any right or remedy by the Collateral Agent thereunder or under any other Collateral Document are subject to the provisions of any Replacement Revolving Intercreditor Agreement. In the event of a conflict between the terms of any Replacement Revolving Intercreditor Agreement (on the one hand), this Agreement or any Collateral Documents (on the other hand), the terms of any Replacement Revolving Intercreditor Agreement shall govern and control.
               (c) In connection with any assignment to or by an Affiliated Lender pursuant to this Agreement, such Affiliated Lender shall make representations and warranties to Administrative Agent and the Lenders that, as of the effective date of such assignment, it is not in possession of any information regarding any Credit Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to enter into any Assignment and Acceptance, or participate in any of the transactions contemplated thereby, that has not previously been disclosed to Administrative Agent and the Lenders. Each Lender acknowledges that Affiliated Lenders are Eligible Assignees hereunder and may purchase Loans hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of Affiliated Lender.
               (d) Each Lender agrees that at any time, it possesses, directly or indirectly, the power (i) to vote 15% or more of the Securities having ordinary voting power for the election of directors of Holdings or (ii) to direct or cause the direction of the management and policies of Holdings, whether through the ownership of voting securities or by contract or otherwise, such Lender will be deemed an “Affiliated Lender” for all purposes under this Agreement. Without limiting the generality of the foregoing, each Lender acknowledges and agrees that so long as it qualifies as an Affiliated Lender, it will not be able (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (b) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (c) otherwise vote on any matter related to this Agreement or any other Credit Document, (d) attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (e) make or bring any claim, in its capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, but no amendment, modification or waiver shall deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder.
          9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent (i) in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents and (ii) in connection with (A) the obtaining of approval of the Credit Documents by the Bankruptcy Court and (B) the preparation and review of pleadings, documents and reports related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, attendance at meetings, court hearings or conferences related to any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code, and general monitoring of any Chapter 11 Case and any subsequent case under Chapter 7 of the Bankruptcy Code; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
          9.7. Successor Administrative Agent and Collateral Agent. (a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Borrower and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Collateral Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of GS Lending Partners or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GS Lending Partners or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
               (b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.
          9.8. Collateral Documents and Guaranty.
               (a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral, any Replacement Revolving Intercreditor Agreement and the other Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) subordinate the Collateral Agent’s Liens on the ABL Collateral in connection with the incurrence of the Replacement Revolving Facility, or (iii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. Each Secured Party understands, acknowledges and agrees that arrangements may be put in place whereby the ABL Collateral may be sold pursuant to a Replacement Revolving Facility, which arrangements, if in existence, shall be subject to terms and conditions of a Replacement Revolving Intercreditor Agreement. The terms of each Replacement Revolving Intercreditor Agreement may provide, in the event of any conflict between the terms of such Replacement Revolving Intercreditor Agreement and any of the Credit Documents, the provisions of such Replacement Revolving Intercreditor Agreement shall govern and control. Each Secured Party authorizes and instructs Administrative Agent and Collateral Agent to enter into the Replacement Revolving Intercreditor Agreement on behalf of the Secured Parties in accordance with this Agreement and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of such Replacement Revolving Intercreditor Agreement.
               (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.
               (c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(ii) of this Agreement and Section 9.2 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).
               (d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Hedge Agreement) have been paid in full, upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
          9.9. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
          SECTION 10. MISCELLANEOUS
          10.1. Notices.
               (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit

Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.
               (b) Electronic Communications.
               (i) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
               (ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
               (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.
               (iv) Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the

Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
               (v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
               (c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States federal or state securities laws.
          10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all documented, actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable, documented fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual and reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual and reasonable costs and expenses (including the reasonable, documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Term Loans and Term Loan Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
          10.3. Indemnity.
               (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
               (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, the Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
               (c) The indemnification pursuant to this Section 10.3 shall expressly survive the effective date of the Plan of Reorganization or any other plan of reorganization confirmed by the Bankruptcy Court.
          10.4. Set-Off. Subject to any notice requirements in the Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized, in each case notwithstanding the provisions of Section 362 of the Bankruptcy Code, and without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender, and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
          10.5. Amendments and Waivers.
               (a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and (c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.
               (b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
               (i) amend the definition of “Maturity Date”;
               (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
               (iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee or any premium payable hereunder;
               (iv) extend the time for payment of any such interest or fees;
               (v) reduce the principal amount of any Loan;
               (vi) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
               (vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;
               (viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or
               (ix) except in connection with assignments and transfers to a New Credit Party as contemplated under Section 3.6(a) made upon the consummation of the Plan of Reorganization, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).
               (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
               (i) [Intentionally Omitted];
               (ii) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable

Collateral Document (other than any Replacement Revolving Intercreditor Agreement)) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;
               (iii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
               (d) Refinancing Amendments. In addition, notwithstanding Sections 10.5(a), (b) and (c), this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of any portion of the outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan (“Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Margin for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
               (e) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
               (f) Amendment and Restatement. In connection with the exercise of the Exit Facilities Option, to facilitate reference to the provisions of this Agreement, each Lender executing this Agreement hereby authorizes Administrative Agent, on its behalf, to enter into an amendment and restatement of this Agreement on or about the Exit Facility Conversion Date, at Administrative Agent’s option in order to delete provisions relating to the DIP Facility and in connection with the incurrence of the Replacement Revolving Facility, to facilitate reference to the provisions of this Agreement, each Lender executing this Agreement hereby authorizes Administrative Agent, on its behalf, to enter into an amendment and restatement of this Agreement on or about the date of incurrence of the Replacement Revolving Facility, at Administrative Agent’s option in order to make more specific the references to the Replacement Revolving Facility; provided that in each case, any such amendment and restatement shall be distributed to each Lender.
          10.6. Successors and Assigns; Participations.
               (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders except as set forth in Section 3.6(a). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Term Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans. Notwithstanding anything to the contrary contained in this Agreement, the Obligations are registered obligations and the right, title and interest of the Lenders in and to such Obligations shall be transferable only in accordance with the terms hereof. This Section 10.6(b) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
               (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations subject to Section 9.5(c) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Term Loan Commitments):
               (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and
               (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent; provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loan of the assigning Lender) with respect to the assignment of Loans.
               (d) Mechanics. Assignments and assumptions of Term Loans and Term Loan Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(c).
               (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loan Commitments and Term Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Term Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control).
               (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Term Loan Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.
               (g) Participations.
               (i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation.
               (ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Term Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
               (iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.17 as though it were a Lender; provided, further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register meeting the requirements of 26 CFR §5f.103-1(c) for the recordation in book entry form of the names and addresses of its participants, and the amount and terms of its participations, provided that no Lender shall be required to disclose or share the information contained in such register with the Borrower or any other party, except as required by applicable law.
               (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
          10.7. Certain Undertakings with Respect to Securitization Subsidiaries. Each of the Lenders and the Agents agrees that, prior to the date that is one year and one day after the payment in full of all the obligations of the Securitization Subsidiary in connection with and under a Securitization, (i) the Secured Parties shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the Equity Interests of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest in the name of a Secured Party or any designee or nominee thereof, (C) foreclose such security interest regardless of the bankruptcy or insolvency of Borrower or any of its Subsidiaries, (D) exercise any voting rights granted or appurtenant to such capital stock of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest or (E) enforce any right that the holder of any such Equity Interest of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Securitization Subsidiary and (ii) the Secured Parties hereby waive and release any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into Borrower or any of its Subsidiaries, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded. Each of the Lenders, the Agents and the Arranger agrees and acknowledges that the agent acting on behalf of the holders of securitization indebtedness of the Securitization Subsidiary is an express third party beneficiary with respect to this Section 10.7 and such agent shall have the right to enforce compliance by the Secured Parties, the Lenders, the Agents, and the Arranger with this Section 10.7.
          10.8. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
          10.9. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Loans.
          10.10. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
          10.11. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
          10.12. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          10.13. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
          10.14. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
          10.15. APPLICABLE LAW. TO THE EXTENT NOT GOVERNED BY THE PROVISIONS OF THE BANKRUPTCY CODE, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
           10.16. CONSENT TO JURISDICTION. AT ALL TIMES PRIOR TO THE EXIT FACILITY CONVERSION DATE, ALL PARTIES HERETO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE OR DOES NOT EXERCISE JURISDICTION, THEN IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. SUBJECT TO THE IMMEDIATELY PRECEDING SENTENCE AND CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK PURSUANT TO AND IN ACCORDANCE WITH THE IMMEDIATELY SUCCEEDING SENTENCE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY, AT ALL TIMES ON AND AFTER THE EXIT FACILITY CONVERSION DATE, THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN THE BANKRUPTCY COURT OR ANY OTHER SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
          10.17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE

OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          10.18. Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower in writing of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the

Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.
          10.19. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
          10.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
          10.21. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof; provided that the Borrower shall have executed a counterpart hereof on or before 5 p.m. (New York time) on December 24, 2009. The Credit Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter hereof and any prior letter of interest, fee letter, confidentiality and similar agreements involving any Credit Party, any Agent, any Lender and any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between this Agreement and any other Credit Document, the terms of this Agreement shall govern (unless such terms of such other Credit Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith). NOTWITHSTANDING THE FOREGOING, IF ANY PROVISION IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT CONFLICTS WITH ANY PROVISION IN THE INTERIM ORDER (WITH RESPECT TO THE PERIOD PRIOR TO THE ENTRY OF THE FINAL ORDER) OR THE FINAL ORDER (WITH RESPECT TO THE PERIOD ON

AND AFTER ENTRY OF THE FINAL ORDER), THE PROVISION IN THE INTERIM ORDER OR THE FINAL ORDER, AS THE CASE MAY BE, SHALL GOVERN AND CONTROL.
          10.22. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.
          10.23. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          10.24. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
          10.25. Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Credit Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Credit Document shall be binding upon each Credit Party, the estate of each Credit Party, and any trustee, other estate representative or any successor in interest of any Credit Party in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code. This Agreement and the other Credit Documents shall be binding upon, and inure to the benefit of, the successors of the Agents and the Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Credit Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Credit Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy

Court for any reason, without the necessity that any Agent file financing statements or otherwise perfect its Liens under applicable law. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Credit Documents without the prior express written consent of the Agents and the Lenders except as set forth in Section 3.6(a). Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of the Agents and the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, the Agents and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Credit Documents.
          10.26. Conflict Between this Agreement and the Orders. In the event of any inconsistency between the provisions of this Agreement and the Interim Order or Final Order, as applicable, the provisions of the Interim Order or Final Order, as applicable, shall prevail.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TRONOX WORLDWIDE LLC
By:
Name:
Title:

TRONOX INCORPORATED
By:
Name:
Title:

By:
Name:
Title:

TRONOX FINANCE CORP.
CIMARRON CORPORATION
TRIPLE S REFINING CORPORATION
SOUTHWESTERN REFINING COMPANY, INC.
TRIANGLE REFINERIES, INC.
TRANSWORLD DRILLING COMPANY
TRIPLE S MINERALS RESOURCES CORPORATION
TRIPLE S, INC.
TRONOX LLC
TRONOX HOLDINGS, INC.

By:
Name:
Title:

[Tronox Credit and Guaranty Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent, Collateral Agent and a Lender
By:
Name:
	Title:	Authorized Signatory

[Tronox Credit and Guaranty Agreement]

APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT
Term Loan Commitments

	Tranche B
	Term Loan Commitment	Pro
Lender	(Closing Date)	Rata Share
GOLDMAN SACHS LENDING PARTNERS LLC	$425,000,000.00	100%
Total	$425,000,000.00	100%
APPENDIX A

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
TRONOX INCORPORATED (and its Subsidiaries)
TRONOX INCORPORATED
3301 N.W. 150th Street
Oklahoma City, OK 73134
Attention: General Counsel
in each case, with a copy to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Leonard Klingbaum
Facsimile: 212-446-6460
APPENDIX B-1

GOLDMAN SACHS LENDING PARTNERS LLC,
Administrative Agent’s Principal Office and as Lender:
GOLDMAN SACHS LENDING PARTNERS LLC
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Lauren Day
Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com with a copy to:
GOLDMAN SACHS LENDING PARTNERS LLC
as Administrative Agent and Collateral Agent,
200 West Street
New York, New York 10282
Facsimile: 212-902-3000
Attention: Greg Berube and Blake Longstaff
and
Latham & Watkins LLP
233 S. Wacker Dr., Suite 5800
Chicago, IL 60606
Attention: Richard Levy
Facsimile: 312-876-7692
APPENDIX B-2